Exhibit 4.1
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OTTER TAIL CORPORATION
$50,000,000 5.778% Senior Note due November 30, 2017

NOTE PURCHASE AGREEMENT

Dated as of February 23, 2007

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ANNEX A	—	DEFINED TERMS

SCHEDULE 1	—	Material Subsidiaries

SCHEDULE 4.9	—	Changes in Corporate Structure

SCHEDULE 5.3	—	Disclosure Materials

SCHEDULE 5.4	—	Subsidiaries of the Company and Ownership of Subsidiary Stock

SCHEDULE 5.5	—	Financial Statements

SCHEDULE 5.8	—	Certain Litigation

SCHEDULE 5.11	—	Patents, etc.

SCHEDULE 5.15	—	Existing Indebtedness

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SCHEDULE 10.10	—	Investments

EXHIBIT 1	—	Form of 5.778% Senior Note, due November 30, 2017

EXHIBIT 2	—	Form of Guaranty Agreement

EXHIBIT 4.4(a)	—	Form of Opinion of Counsel for the Company

EXHIBIT 4.4(b)	—	Form of Opinion of General Counsel of the Company

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OTTER TAIL CORPORATION
3203 32nd AVENUE S.W.
FARGO, NORTH DAKOTA 58106-9156
$50,000,000 5.778% Senior Note due November 30, 2017
Dated as of
February 23, 2007
Cascade Investment L.L.C.
Ladies and Gentlemen:
     OTTER TAIL CORPORATION, a Minnesota corporation (the “Company”), agrees with CASCADE INVESTMENT L.L.C., a Washington limited liability company (the “Purchaser”) as follows:
ARTICLE I
AUTHORIZATION OF NOTE
     Section 1.1 Authorization of Note. The Company will authorize the issue and sale of its 5.778% Senior Note due November 30, 2017 in the aggregate principal amount of $50,000,000 (the “Note,” such term to include any note or notes issued in substitution therefor pursuant to Article XIII of this Agreement). The Note shall be substantially in the form set out in Exhibit 1 with such changes therefrom, if any, as may be approved by the Purchaser and the Company. Certain capitalized terms used in this Agreement are defined in Annex A; references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
     Section 1.2 Interest Rate; Adjustment to Interest Rate.
     (a) The Note shall bear interest at a rate of 5.778% per annum (the “Interest Rate”); provided, however, that if, after the date hereof but on or prior to the Closing, a rating assigned by either Moody’s or S&P to the long-term senior unsecured indebtedness of the Company is downgraded below “Baa3” or “BBB-,” respectively, then the Interest Rate will increase by 0.50% for each rating notch downgrade below “Baa3” by Moody’s, and 0.50% for each rating notch downgrade below “BBB-” by S&P. For illustration purposes only, if each of Moody’s and S&P downgrades its rating of the Company’s long-term senior unsecured indebtedness by one rating notch, the Interest Rate will be increased by 1.0%.
     (b) If, after a downgrade as described in the first sentence of Section 1.2(a) but on or prior to the Closing, a rating assigned by either Moody’s or S&P to the long-term senior unsecured indebtedness of the Company is upgraded, then the Interest Rate will decrease by 0.50% for each rating notch upgrade by each of Moody’s and S&P. For illustration purposes only, if, Moody’s and S&P each downgrade their respective ratings assigned to the Company’s long-term senior unsecured indebtedness by one rating notch after the date hereof but on or prior to the Closing (resulting in a 1.0% increase in the Interest Rate pursuant to Section 1.2(a)), but then, on or prior to the Closing upgrade their respective ratings of such indebtedness by one rating notch each, the Interest Rate, as previously increased, will be decreased by 1.0%.
     (c) Notwithstanding the provisions of Sections 1.2(a) and (b), in no event shall the Interest Rate be (i) less than 5.778% or (ii) adjusted following the Closing.
     Section 1.3 Subsidiary Guarantors. The payment by the Company of all amounts due with respect to the Note and the performance by the Company of its obligations under this Agreement described in Article II below will be unconditionally guaranteed by all Subsidiaries designated on Schedule 5.4 as Guarantors (the “Subsidiary Guarantors”) under the Guaranty Agreement dated as of December 3, 2007 (the “Guaranty Agreement”) from such Subsidiary Guarantors, which Guaranty Agreement shall be in the form attached hereto as Exhibit 2.

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ARTICLE II
SALE AND PURCHASE OF NOTE
     Subject to the terms and conditions of this Agreement, the Company will issue and sell to the Purchaser and the Purchaser will purchase from the Company, at the Closing provided for in Article III, the Note in the aggregate principal amount of $50,000,000 at the purchase price of 100% of the principal amount thereof (the “Purchase Price”).
ARTICLE III
CLOSING; TERMINATION RIGHTS
     Section 3.1 Closing. The sale and purchase of the Note shall occur at the offices of Dorsey & Whitney LLP, Suite 1500, 50 South Sixth Street, Minneapolis, Minnesota, at 10:00 A.M. Minneapolis time, at a closing (the “Closing”) on December 3, 2007 (the “Closing Date”). At the Closing the Company will deliver the Note to the Purchaser, dated the date of the Closing and registered in the Purchaser’s name, against delivery by the Purchaser to U.S. Bank Trust National Association (formerly known as First Trust National Association), as Trustee (the “Trustee”) under the Company’s Indenture (For Unsecured Debt Securities) dated as of November 1, 1997, to be applied to the payment at maturity of indebtedness in the principal amount of $50 million of 6.375% Senior Debentures due December 1, 2007 of the Company (the “2007 Debentures”), of immediately available funds in the amount of the Purchase Price by wire transfer of immediately available funds for the account of the Trustee to account number to be specified by the Trustee in writing at least two Business Days prior to the Closing . If at the Closing the Company shall fail to tender the Note to the Purchaser as provided above in this Article III, or any of the conditions specified in Article IV shall not have been fulfilled to the Purchaser’s satisfaction, the Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights the Purchaser may have by reason of such failure or such nonfulfillment.
     Section 3.2 Company’s Right to Terminate; Termination Fee.
     (a) Between the date of this Agreement and the Closing, the Company shall have the right, exercisable by it on one occasion only and upon prior written notice to the Purchaser delivered at least 30 days prior to the Closing Date (the “Termination Notice”), to terminate this Agreement for any reason or no reason, in the Company’s sole and absolute discretion; provided, however, that in the event the Company exercises its right to terminate this Agreement pursuant to this Section 3.2, the Company shall pay to the Purchaser, as liquidated damages and not as a penalty or forfeiture, the amount of $1,000,000 (the “Termination Fee”) by wire transfer of immediately available funds for the account of the Purchaser to an account to be specified by the Purchaser in writing on the date of this Agreement, on the date of delivery of the Termination Notice. A Termination Notice delivered by the Company to the Purchaser pursuant to this Section 3.2 shall be irrevocable.
     (b) The parties acknowledge that the agreements contained in this Section 3.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Purchaser would not enter into this Agreement. Accordingly, if the Company fails to pay the Termination Fee in full when due pursuant to this Section 3.2, the Company shall pay interest on such unpaid amount at a rate per annum equal to 2.0% over the rate of interest publicly announced by Citibank, N.A. from time to time in New York, New York as its “base” or “prime” rate for each day from the due date of the Termination Fee until such unpaid amount has been paid.
     (c) The termination of this Agreement pursuant to Section 3.2(a) shall be effective upon delivery to the Purchaser of a Termination Notice. In the event this Agreement is terminated by the Company as provided in Section 3.2(a), this Agreement shall become void and of no further force and effect and there shall be no liability on the part of the Company or the Purchaser, or their respective stockholders, officers, directors or agents, except that this Section 3.2, Article XV, Article XX and Sections 22.6 and 22.7 shall survive indefinitely.

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ARTICLE IV
CONDITIONS TO CLOSING
The Purchaser’s obligation to purchase and pay for the Note at the Closing is subject to the fulfillment to the Purchaser’s satisfaction, prior to or at the Closing, of the following conditions (except for the condition set forth in Section 4.3(c)), and the Company’s obligation to sell the Note at the Closing is subject to the fulfillment to the Company’s satisfaction, at the Closing, of the condition set forth in Section 4.3(c):
     Section 4.1 Representations and Warranties. The representations and warranties of the Company in this Agreement shall be correct when made and at the time of the Closing, and the representations and warranties of the Subsidiary Guarantors in the Guaranty Agreement shall be correct at the time of the Closing.
     Section 4.2 Performance; No Default.
     (a) The Company shall have performed and complied with all agreements and conditions (including, without limitation, Sections 4.14, 4.15 and 4.16) contained in this Agreement required to be performed or complied with by it prior to or at the Closing, and after giving effect to the issue and sale of the Note (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date hereof that would have been prohibited by Article X hereof had such Article applied since such date.
     (b) The Subsidiary Guarantors shall have performed all of their obligations under the Guaranty Agreement which are to be performed on or prior to the Closing.
     Section 4.3 Compliance Certificates.
     (a) Officer’s Certificate. The Company shall have delivered to the Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2, 4.6 and 4.9 have been fulfilled and demonstrating that the Company is, as of immediately prior to the Closing, and shall be, immediately following the Closing, in compliance with each financial covenant applicable to the Company.
     (b) Secretary’s Certificate. The Company shall have delivered to the Purchaser a certificate certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of (i) the Agreement and the Note by the Company and (ii) the Guaranty Agreement by the Subsidiary Guarantors.
     (c) Officer’s Certificate of the Purchaser. The Purchaser shall have delivered to the Company an Officer’s Certificate, dated the date of the Closing, certifying that the representations and warranties of the Purchaser in this Agreement are correct at the time of the Closing.
     Section 4.4 Opinions of Counsel. The Purchaser shall have received opinions in form and substance satisfactory to the Purchaser, dated the date of the Closing (a) from Dorsey & Whitney LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) and covering such other matters incident to the transactions contemplated hereby as the Purchaser or the Purchaser’s counsel may reasonably request, and (b) from the General Counsel of the Company covering the matters set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as the Purchaser or the Purchaser’s counsel may reasonably request.
     Section 4.5 Purchase Permitted by Applicable Law, etc. On the date of the Closing the purchase of the Note shall (i) be permitted by the laws and regulations of each jurisdiction to which the Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (ii) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (iii) not subject the Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by the Purchaser, the Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as the Purchaser may reasonably specify to enable the Purchaser to determine whether such purchase is so permitted.

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     Section 4.6 No Material Adverse Effect. Since December 31, 2005, there shall not have occurred any event or events that, individually or in the aggregate, has had a Material Adverse Effect or which would reasonably be expected to have a Material Adverse Effect.
     Section 4.7 Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchaser’s special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Purchaser and delivered to the Company at least two Business Days prior to the Closing.
     Section 4.8 Certain Officers. Either John D. Erickson, the Company’s President and Chief Executive Officer, or Lauris Molbert, the Company’s Executive Vice President and Chief Operating Officer, shall remain as a senior executive of the Company with ongoing responsibilities and duties commensurate with, or no less expansive than, his responsibilities and duties on the date of this Agreement.
     Section 4.9 Changes in Corporate Structure. Except as specified in Schedule 4.9 or as permitted by the provisions of Section 10.4(a) (provided that in any transaction permitted by Section 10.4(a) involving a Wholly-Owned Subsidiary which is the surviving or continuing Person, if the non-surviving Material Subsidiary was a Subsidiary Guarantor then such Surviving Wholly-Owned Subsidiary shall be deemed a Subsidiary Guarantor and such Surviving Wholly-Owned Subsidiary shall have provided to the Purchaser the items described in Sections 9.7(a) through (d)), the Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation and shall not have succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
     Section 4.10 Guaranty Agreement. The Guaranty Agreement shall have been duly authorized, executed and delivered by each Subsidiary Guarantor, shall constitute the legal, valid and binding contract and agreement of each of the Subsidiary Guarantors and shall be enforceable against each Subsidiary Guarantor in accordance with its terms.
     Section 4.11 Funding Instruction Letter. The Purchaser shall have received at least three Business Days prior to the Closing Date a letter from the Company on its letterhead setting forth the wire transfer instructions for the payment by the Purchaser of the Purchase Price.
     Section 4.12 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to the Purchaser and the Purchaser’s special counsel, and the Purchaser and the Purchaser’s special counsel shall have received all such counterpart originals or certified or other copies of such documents as the Purchaser or they may reasonably request.
     Section 4.13 No Sales. Since December 31, 2005, there shall have been no sale, transfer, lease or other conveyance by the Company of consolidated assets of the Company and its Subsidiaries, except for (a) sales and leases of inventory in the ordinary course of business, (b) sales or other transfers by the Company or a Subsidiary Guarantor to the Company or a Subsidiary Guarantor; (c) sales or other transfers by a Subsidiary that is not a Subsidiary Guarantor to the Company or another Subsidiary that is not a Subsidiary Guarantor; and (d) Permitted Divestitures, and no Transfer of Utility Assets Put Event shall have occurred.
     Section 4.14 Consolidated Debt Ratio. As of the Closing Date, the ratio of the Company’s Consolidated Debt (as of September 30, 2007) to EBITDA (for the twelve months ended September 30, 2007) shall be less than 3.5 to 1.
     Section 4.15 Ratings. The rating assigned by Moody’s and S&P to the long-term senior unsecured indebtedness of the Company shall be at least “B1” and “B+,” respectively.

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     Section 4.16 No Change of Control Event. Since the date of this Agreement, no Change of Control Event shall have occurred.
     Section 4.17 Waivers. The Company shall have obtained and delivered to the Purchaser copies of (i) a waiver of Section 10.11 of the 2001 Note Purchase Agreement from the 2001 Noteholders, (ii) a waiver of Section 9.9 of the Credit Agreement from the Lenders named therein, and (iii) such other waivers or consents as are deemed appropriate by Purchaser, and each such waiver shall be in full force and effect.
     Section 4.18 Government Orders. The Company shall have obtained the order of the Minnesota Public Utilities Commission approving the Company’s capital structure for 2007.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company represents and warrants to the Purchaser that:
     Section 5.1 Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts, to execute and deliver this Agreement and the Note and to perform the provisions hereof and thereof.
     Section 5.2 Authorization, etc. This Agreement and the Note have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof the Note will constitute, legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.3 Disclosure. This Agreement, the Guaranty Agreement, the documents, certificates or other writings identified in Schedule 5.3 and the financial statements listed in Schedule 5.5, taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Since December 31, 2005, there has been no change in the financial condition, operations, business or properties of the Company or any of its Subsidiaries except changes that individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect.
     Section 5.4 Organization and Ownership of Shares of Subsidiaries.
     (a) Schedule 5.4 is (except as noted therein) a complete and correct list of the Company’s Subsidiaries as of the date of this Agreement and, when updated as of the Closing Date shall be (except as noted therein) a complete and correct list of the Company’s Subsidiaries as of the Closing Date, showing, in each case, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary. The Company shall update Schedule 5.4 as of the Closing Date.
     (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by the Company or another Subsidiary free and clear of any Lien (except as otherwise disclosed in Schedule 5.4).

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     (c) Each Subsidiary identified in Schedule 5.4 is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and each Subsidiary Guarantor has the Corporate or other power and authority to execute and deliver the Guaranty Agreement and perform its obligations thereunder.
     (d) The Guaranty Agreement has been duly authorized by all necessary action on the part of each Subsidiary Guarantor and the Guaranty Agreement constitutes a legal, valid and binding obligation of such Subsidiary Guarantor enforceable against such Subsidiary Guarantor in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (e) No Subsidiary is a party to, or otherwise subject to, any legal restriction or any agreement (other than this Agreement, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
     Section 5.5 Financial Statements. The Company has delivered to the Purchaser copies of the consolidated financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of said consolidated financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim consolidated financial statements, to normal year-end adjustments).
     Section 5.6 Compliance with Laws, Other Instruments, etc.
     (a) Neither the execution, delivery and performance by the Company of this Agreement and the Note, nor the execution, delivery and performance by any Subsidiary Guarantor of the Guaranty Agreement, will (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary Guarantor under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other Material agreement or instrument to which the Company, any Subsidiary Guarantor is bound or by which the Company or any Subsidiary Guarantor or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary Guarantor or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary Guarantor.
     (b) None of the Company or its Subsidiaries is engaged principally, or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System), or extending credit for the purpose of purchasing or carrying margin stock, and no part of the proceeds of the Note will be used for any purpose that violates Regulation U.
     Section 5.7 Governmental Authorizations, etc. No prior consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Note or by the Subsidiary Guarantors of the Guaranty Agreement which has not been obtained or made, except for an order of the Minnesota Public Utilities Commission approving the Company’s capital structure for 2007.
     Section 5.8 Litigation; Observance of Statutes and Orders.

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     (a) Except as disclosed in Schedule 5.8, there are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     (b) Neither the Company nor any Subsidiary is in default under any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     Section 5.9 Taxes. The Company and its Subsidiaries have filed all consolidated income tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments payable by them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which is not individually or in the aggregate Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The consolidated Federal income tax returns of the Company have been audited by the Internal Revenue Service for all fiscal years up to and including the fiscal year ended December 31, 2002.
     Section 5.10 Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement, except for those defects in title and Liens that, individually or in the aggregate, would not have a Material Adverse Effect. All Material leases are valid and subsisting and are in full force and effect in all material respects.
     Section 5.11 Licenses, Permits, etc. Except as disclosed in Schedule 5.11, the Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, service marks, trademarks and trade names, or rights thereto, that are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.
     Section 5.12 Compliance with ERISA.
     (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and could not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 401(a)(29) or 412 of the Code, other than such liabilities or Liens as would not be individually or in the aggregate Material.
     (b) The present value of the aggregate benefit liabilities under each of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the first day of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes (but not for other purposes) in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value as of such day of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in section 3 of ERISA.

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     (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
     (d) The expected post-retirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company is as disclosed on the financial statements of the Company for such year.
     Section 5.13 Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Note or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchaser, which has been offered the Note at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Note to the registration requirements of Section 5 of the Securities Act.
     Section 5.14 Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the Note solely to repay on maturity indebtedness in the principal amount of $50 million of the 2007 Debentures in accordance with their terms. The Company will pay all accrued interest on the 2007 Debentures. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 207), or for the purpose of buying or carrying or trading in any securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 10% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 10% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
     Section 5.15 Existing Indebtedness. Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of the date of this Agreement, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $1,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
     Section 5.16 Foreign Assets Control Regulations, etc. Use of the proceeds of this offering by the Company will not violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
     Section 5.17 Status under Certain Statutes. Neither the Company nor any Subsidiary is, or is controlled by, an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended.
     Section 5.18 Environmental Matters. Except as set forth in the disclosure documents listed on Schedule 5.5, neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any of its Subsidiaries or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. Except as otherwise disclosed to the Purchaser in writing:

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     (a) neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect;
     (b) neither the Company nor any of its Subsidiaries has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that could reasonably be expected to result in a Material Adverse Effect; and
     (c) all buildings on all real properties now owned, leased or operated by the Company or any of its Subsidiaries are in compliance with applicable Environmental Laws, except where failure to comply could not reasonably be expected to result in a Material Adverse Effect.
Section 5.19 SEC Filings.
     (a) As of the date of this Agreement, the Company has timely filed, and as of the Closing Date, the Company will have timely filed, all forms, reports, schedules, declarations, statements, applications and other documents required to be filed with the SEC pursuant to the Securities Act and the Exchange Act since December 31, 2004 (collectively, the “SEC Filings”). Each SEC Filing, when filed, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and other applicable federal securities laws as in effect on the date so filed. As of the date filed and as of the Closing Date, none of the SEC Filings (including any financial statements or schedules included or incorporated by reference therein), contained or will contain, any untrue statement of a material fact or omitted or will omit to state a material fact required to be stated or incorporated by reference therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (b) Each of the audited and unaudited financial statements (including any related notes) included in the SEC Filings, when filed, complied in all material respects with all applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, has been prepared in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q and Regulation S-X) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto) and, when filed, fairly presented in all material respects the consolidated financial position of the Company and its Subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end audit adjustments, which were not and are not expected to be material in amount).
Section 5.20 Internal Controls. The Company has established and maintains effective internal controls over financial reporting (and since December 31, 2004 has not become aware of any material weaknesses with respect to its internal control over financial reporting) and disclosure controls and procedures (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) sufficient to provide reasonable assurances regarding the reliability of its financial reporting and the preparation of its financial statements in accordance with GAAP; such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, required to be disclosed by the Company in the reports that it files or submits or is required to file or submit under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer by others within those entities to allow timely decisions regarding required disclosure; and the Company believes that such disclosure controls and procedures are effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s outside auditors and the audit committee of the Board of Directors of the Company (x) all significant deficiencies in the design or operation of internal controls which could

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adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s outside auditors any material weaknesses in internal controls and (y) any fraud known to them, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls. The principal executive officer and the principal financial officer of the Company have made all certifications required by the Sarbanes-Oxley Act of 2002, the Exchange Act and any related rules and regulations promulgated by the SEC with respect to the SEC Filings, and the statements contained in such certifications are complete and correct.
     Section 5.21 Solvency. The Company and the Subsidiary Guarantors are each solvent and each has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction. Each of the Company and the Subsidiary Guarantors has, and the Company and its Subsidiaries on a consolidated basis have, assets having a value both at fair valuation and at present fair salable value greater than (i) the debts and liabilities, direct, subordinated, contingent or otherwise, of the Company, such Subsidiary Guarantor, or the Company and its Subsidiaries on a consolidated basis, as the case may be, and (ii) the amount that will be required to pay its or their debts as they come due and (iii) the amount that will be required to pay its or their probable liability on its or their existing debts and other liabilities, direct, subordinated, contingent or otherwise as they become absolute and matured. None of the Company and its Subsidiaries intends to incur, nor does it believe that it will incur, debts beyond its ability to pay as they become due. The Company will not be rendered insolvent by its execution and delivery of, and performance of its obligations under, this Agreement. The Company does not intend to hinder, delay or defraud its creditors by or through the execution and delivery of, or performance of its obligations, under this Agreement.
ARTICLE VI
REPRESENTATIONS OF THE PURCHASER
     Section 6.1 Organization; Power and Authority. The Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of formation, and has the requisite power and authority to execute and deliver this Agreement and to perform the provisions hereof.
     Section 6.2 Authorization, etc. This Agreement has been duly authorized by all necessary limited liability company action on the part of the Purchaser, and this Agreement constitutes a legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 6.3 Accredited Investor Status. The Purchaser is an “accredited investor” as that term is defined in Rule 501(a) of Regulation D.
     Section 6.4 Reliance on Exemption. The Purchaser understands and agrees that the Note is being offered and sold to it in reliance on specific exemptions from the registration requirements of the United States federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Purchaser’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Purchaser set forth herein in order to determine the availability of such exemptions and the eligibility of the Purchaser to acquire the Note.
     Section 6.5 Information. Prior to the date hereof, the Purchaser and its advisors, if any, have been furnished with all materials relating to the business, finances and operations of the Company and its Subsidiaries and all materials relating to the offer and sale of the Note that have been requested by the Purchaser. The Purchaser and its advisors, if any, have been afforded the opportunity to ask questions of and receive answers from the Company. The Purchaser understands that its investment in the Note involves a high degree of risk. Prior to the date hereof, the Purchaser has such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Note. The Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Note.

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     Section 6.6 Purchase for Investment. The Purchaser represents that it is purchasing the Note for its own account or for one or more separate accounts maintained by the Purchaser and not with a view to the public distribution thereof in violation of the registration requirements of the Securities Act, provided that the disposition of the Purchaser’s property shall at all times be within its control. The Purchaser understands that the Note has not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Note or the resale thereof. The Purchaser represents that the source of funds to be used by the Purchaser to pay the Purchase Price of the Note does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
ARTICLE VII
INFORMATION AS TO COMPANY.
     Section 7.1 Financial and Business Information. The Company shall deliver to each Noteholder that is an Institutional Investor:
     (a) Quarterly Statements — within 60 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), a copy of:
     (i) A consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
     (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the consolidated financial position of the Company and its Subsidiaries and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Quarterly Report on Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a); provided, further, that in the event the Company delivers such financial statements or copies of such Quarterly Report on Form 10-Q to any Lender or 2001 Noteholder prior to the end of the time period specified above, then in such event, the Company shall deliver the same such items to each Noteholder concurrently therewith.
     (b) Annual Statements — within 105 days after the end of each fiscal year of the Company, a copy of:
     (i) A consolidated balance sheet of the Company and its Subsidiaries as at the end of such year, and
     (ii) consolidated statements of income, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the consolidated financial position of the Company and its Subsidiaries and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such

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audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Annual Report on Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b).
     (c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to public securities holders generally, and (ii) each regular or periodic report, each registration statement that shall have become effective (without exhibits except as expressly requested by such holder), and each final prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC;
     (d) Notice of Default or Event of Default — immediately upon a Responsible Officer becoming aware of the existence of any Default or Event of Default, a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
     (e) ERISA Matters — promptly, and in any event within 15 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:
     (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or
     (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
     (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; and
     (f) Requested Information — subject to the provisions of Article XX, with reasonable promptness, such other data and information relating to the business, operations, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Note as from time to time may be reasonably requested by any Noteholder.
     Section 7.2 Officer’s Certificate. Each set of financial statements delivered to a Noteholder pursuant to Section 7.1(a) or Section 7.1(b) hereof shall be accompanied by a certificate of a Senior Financial Officer setting forth:
     (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1, 10.2, 10.3, 10.5, 10.9, 10.10 and 10.11 hereof, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and

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     (b) Event of Default — a statement that such officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
     Section 7.3 Inspection. Subject to the provisions of Article XX, the Company shall permit representatives of each Noteholder that is an Institutional Investor:
     (a) No Default — if no Default or Event of Default then exists, at the expense of such Noteholder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and, with the consent of the Company (which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
     (b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
ARTICLE VIII
PREPAYMENT OF THE NOTE
     Section 8.1 Required Prepayments. There are no required prepayments for the Note.
     Section 8.2 Optional Prepayments with Make-Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Note, in an amount not less than 10% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each Noteholder written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Note to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each Noteholder a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
     Section 8.3 Transfer of Utility Assets.
     (a) In the event that a Transfer of Utility Assets Put Event shall occur, the Company will give written notice (a “Company Notice”) of such fact not more than 15 days after the occurrence of such event to each Noteholder. The Company Notice shall (i) describe the facts and circumstances of the Transfer of Utility Assets Put Event in reasonable detail, (ii) describe the Debt of the Company then outstanding, (iii) refer to this Section 8.3 and the right of each Noteholder to require the Company to purchase its Note on the terms and conditions provided for herein upon the occurrence of a Transfer of Utility Assets Put Event, and (iv) contain an offer by the Company to

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purchase each outstanding Note in full together with unpaid accrued interest to the date of purchase and the Make-Whole Amount. Each Noteholder shall have the right to accept such offer and require purchase of the Note held by such Noteholder in full by written notice to the Company given within 60 days following receipt of the Company Notice. On the date designated in such Noteholder’s notice (which shall be not less than 15 days nor more than 30 days after the date such notice is delivered to the Company), the Company shall purchase each Note held by such Noteholder at 100% of the principal amount of such Note, together with unpaid accrued interest thereon to the date of purchase, and the Make-Whole Amount, if any. Failure to respond by a Noteholder shall constitute an acceptance of such offer and the date of purchase shall be the 10th Business Day following the end of the 60 day period referred to in the second preceding sentence. The obligation of the Company to give notice in accordance with this subsection shall remain in effect so long as any Note remains outstanding.
     (b) In the event that a Noteholder shall have rejected the Company’s offer of purchase of its Note in connection with a Transfer of Utility Assets Put Event, such Noteholder shall have the right to require the Company to purchase its Note at a Subsequent Transfer of Utility Assets Put Event. The provisions in subsection (a) of this Section 8.3 shall apply upon the occurrence of Subsequent Transfer of Utility Assets Put Event.
     (c) For purposes of this Section 8.3, “Transfer of Utility Assets Put Event” shall mean, and occur on, the first date on which the Disposition Value of all property that was the subject of any Transfer of Utility Assets (i) occurring in any Four Quarter Period which begins on or after the date hereof and exceeds 15% of Total Utility Plant as of the end of the then most recently ended fiscal year of the Company, or (ii) occurring after the date hereof through the date of determination on a cumulative basis exceeds 25% of Total Utility Plant as of the end of the then most recently ended fiscal year of the Company; provided, however, that notwithstanding anything to the contrary herein, in no event shall a Transfer of Utility Assets from the Company to a Wholly-Owned Subsidiary of the Company that is or becomes a Subsidiary Guarantor be deemed to be a Transfer of Utility Assets and shall not trigger a Transfer of Utility Assets Put Event. For purposes of this Section 8.3, a “Subsequent Transfer of Utility Assets Put Event” shall mean, and occur on, the date on which the Disposition Value of all property that was the subject of any Transfer of Utility Assets occurring after the Transfer of Utility Assets Put Event through the date of determination exceeds 10% of Total Utility Plant as of the end of the then most recently ended fiscal year of the Company. All Transfers of Utility Assets, regardless of whether the Net Proceeds Amount therefrom were used for a Utility Property Reinvestment Application and/or to pay Debt of the Company in accordance with the terms of Section 10.5(d), shall be included in the determination of the occurrence of a Transfer of Utility Assets Put Event and Subsequent Transfer of Utility Assets Put Event, as the case may be.
     Section 8.4 Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof.
     Section 8.5 Maturity; Surrender, etc. In the case of each prepayment of a Note pursuant to this Article VIII, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     Section 8.6 Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any outstanding Note except (a) upon the payment or prepayment of the Note, in accordance with the terms of this Agreement and the Note or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to each Noteholder upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 30 Business Days. If the holders of more than 30% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by such holders of such offer shall be extended by the number of days necessary to give each such remaining holder at least 30 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel any Note acquired by it or any Affiliate pursuant to

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any payment, prepayment or purchase of any Note pursuant to any provision of this Agreement and no Note may be issued in substitution or exchange for any such Note.
     Section 8.7 Make-Whole Amount. The term “Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
     “Called Principal” means,. with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or purchased pursuant to Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
     “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Note is payable) equal to the Reinvestment Yield with respect to such Called Principal.
     “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by (i) the yields reported, as of 10:00 A.M. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page 678” on the Telerate Access Service (or such other display as may replace Page 678 on the Telerate Access Service) for actively traded U.S. Treasury securities having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date, or (ii) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable, the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (a) converting U.S. Treasury bill quotations to bond-equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between (1) the actively traded U.S. Treasury security with the duration closest to and greater than the Remaining Average Life and (2) the actively traded U.S. Treasury security with the duration closest to and less than the Remaining Average Life.
     “Remaining Average Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
     “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the terms of the Note, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.3 or 12.1.
     “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires and with respect to a purchase of any Note pursuant to Section 8.3, the date on which such Note is required thereunder to be purchased by the Company.

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ARTICLE IX
AFFIRMATIVE COVENANTS.
     The Company covenants that so long as any Note is outstanding, unless, with respect to Sections 9.1 through 9.5 and Section 9.7, the Required Holders shall otherwise expressly agree in writing ,or with respect to Section 9.6, each Noteholder shall otherwise expressly agree in writing:
     Section 9.1 Compliance with Law. The Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.
     Section 9.2 Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
     Section 9.3 Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 9.4 Payment of Taxes. The Company will, and will cause each of its Subsidiaries to, file all income tax or similar tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies payable by any of them, to the extent such taxes and assessments have become due and payable and before they have become delinquent, provided that neither the Company nor any Subsidiary need pay any such tax or assessment if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes and assessments in the aggregate would not reasonably be expected to have a Material Adverse Effect.
     Section 9.5 Corporate Existence, etc. Subject to Sections 10.4 and 10.5 the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.4 and 10.5, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 9.6 Note Exchange Upon Issuance of Bonds.
     (a) In the event that the Company shall issue additional Bonds under and pursuant to the Indenture (the “Additional Bonds”), then the Company shall offer to exchange each outstanding Note for Bonds of a new series (the “Exchange Bonds”) which exchange would take place concurrently with or prior to the issuance of such Additional Bonds. The Exchange Bonds shall be issued under and secured by the Indenture, shall rank pari passu with all other Bonds issued and outstanding under the Indenture, shall have payment and maturity terms identical to the Note for which they were exchanged, subject to provisions required to be in the Exchange Bonds pursuant to the terms of the Indenture, shall have required and optional prepayment provisions and provisions relating to amounts

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payable upon acceleration of maturity identical to those applicable to the Note for which they were exchanged and shall otherwise be in the form required by the Indenture.
     (b) The Company will, within 30 days after the Company’s decision to issue Additional Bonds, give written notice of such decision to each Noteholder which shall constitute an offer to exchange the Note for the Exchange Bonds as described in subparagraph (a) of this Section 9.6.
     (c) The offer to exchange the Note for the Exchange Bonds contemplated by subparagraph (b) of this Section 9.6 shall be an offer to exchange, in accordance with and subject to this Section 9.6, all, but not less than all, of the Note, on a date specified in such offer (the “Proposed Exchange Date”) that is not less than 15 days and not more than 30 days after the date of such offer (if the Proposed Exchange Date shall not be specified in such offer, the Proposed Exchange Date shall be the 30th day after the date of such offer).
     (d) A Noteholder may accept the offer to exchange made pursuant to this Section 9.6 by causing a notice of such acceptance to be delivered to the Company at least 10 days prior to the Proposed Exchange Date. A failure by a Noteholder to respond to an offer to exchange made pursuant to this Section 9.6 shall be deemed to constitute a rejection of such offer by such Noteholder.
     (e) The Company covenants and agrees to take all actions necessary for the due authorization, execution and delivery of such Exchange Bonds including, without limitation, (i) the filing with the Minnesota Public Utilities Commission of documents required in connection with the issuance of the Exchange Bonds, (ii) compliance with all requirements of the Indenture, and (iii) the taking of all other actions the Noteholders may reasonably request in connection with the delivery of the Exchange Bonds, including the delivery of legal opinions and an exchange agreement between the Company and the Noteholders in form and substance reasonably satisfactory to the holders of 66 2/3% of the principal amount of the Notes then outstanding.
     Section 9.7 Guaranty by Subsidiaries. The Company will cause any Subsidiary which after the Closing Date guarantees the obligations of the Company under the 2001 Note Purchase Agreement or the Credit Agreement (an “Additional Subsidiary Guarantor”) to enter into the Guaranty Agreement, and deliver within 15 Business Days thereafter to each Noteholder the following items:
     (a) an agreement substantially in the form of Exhibit A to the Guaranty Agreement;
     (b) a certificate signed by the President, a Vice President or another authorized Responsible Officer of the Company making representations and warranties to the effect of those contained in Sections 5.4, 5.6 and 5.7, with respect to such Additional Subsidiary Guarantor and the Guaranty Agreement, as applicable;
     (c) such documents and evidence with respect to such Additional Subsidiary Guarantor as any Noteholder may reasonably request in order to establish the existence and good standing of such Additional Subsidiary Guarantor; and
     (d) an opinion of counsel addressed to the Noteholder satisfactory to the Noteholder, to the effect that the Guaranty Agreement has been duly authorized, executed and delivered and constitutes the legal, valid and binding contract and agreement of such Additional Subsidiary Guarantor enforceable in accordance with its terms, except as an enforcement of such terms may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
ARTICLE X
NEGATIVE COVENANTS.
     The Company covenants that so long as any Note is outstanding, unless the Required Holders shall otherwise expressly agree in writing:

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     Section 10.1 Limitation on Debt and Priority Debt.
     (a) The Company will not permit Consolidated Debt to exceed 60% of Consolidated Total Capitalization determined as of the end of each fiscal quarter of the Company.
     (b) The Company will not permit Priority Debt to exceed 20% of Consolidated Total Capitalization determined as of the end of each fiscal quarter of the Company.
     Section 10.2 Interest Charges Coverage Ratio. The Company will not permit the Interest Charges Coverage Ratio to be less than 1.5:1.0 determined as of the end of the most recently ended period of four consecutive fiscal quarters of the Company.
     Section 10.3 Limitation on Liens. The Company will not, and will not permit any Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:
     (a) Liens for taxes and assessments or governmental charges or levies and Liens securing claims or demands of mechanics and materialmen; provided that payment thereof is not at the time required by Section 9.4;
     (b) Liens of or resulting from any judgment or award in an aggregate amount not to exceed $10,000,000, the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which the Company or a Subsidiary shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;
     (c) Liens incidental to the conduct of business or the ownership of properties and assets (including, without limitation, Liens in connection with worker’s compensation, unemployment insurance and other like laws, carrier’s, warehousemen’s liens and statutory landlords’ liens) and Liens to secure the performance of bids, tenders or trade contracts, or to secure statutory obligations, surety or appeal bonds or other Liens of like general nature, in any such case incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;
     (d) Minor survey exceptions or minor encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are reasonably necessary for the conduct of the activities of the Company and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of the Company and its Subsidiaries;
     (e) Liens securing Debt of a Subsidiary to the Company or to another Subsidiary;
     (f) Liens on property of the Company created by the Indenture to secure Bonds of the Company issued and outstanding thereunder and described on Schedule 5.15, including property acquired by the Company after the Closing Date to which such Liens attach;
     (g) Liens in addition to those permitted by clause (f) hereof existing as of the date of this Agreement and described on Schedule 5.15 hereto and Liens securing any refinancing of Indebtedness secured by such Liens, provided that such refinancing shall be subject to similar terms and secured by the same assets and the principal amount of Indebtedness secured thereby is not increased;

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     (h) Liens in connection with the acquisition of property after the date hereof by way of purchase money mortgage, conditional sale or other title retention agreement, Capital Lease or other deferred payment contract, provided that such Liens attach only to the property being acquired and that the Debt secured thereby does not exceed the Fair Market Value of such property at the time of acquisition thereof and the Lien shall be created contemporaneously with, or within 180 days after, the acquisition of such property;
     (i) Liens that existed on assets of other Persons at the time of acquisition of such other Persons or of such assets by the Company or a Subsidiary and which continue to attach only to such assets and Liens securing any refinancing of Indebtedness secured by such Liens, provided that such refinancing shall be subject to similar terms and secured by the same assets and the principal amount of Indebtedness secured thereby is not increased; and
     (j) Liens created, assumed or incurred after the date of the Closing given to secure Debt of the Company or any Subsidiary in addition to the Liens permitted by the preceding clauses (a) through (i) hereof; provided that all Debt secured by Liens permitted under this Section 10.3(j) does not exceed $2,000,000 in the aggregate at any time outstanding;
provided that (1) all Debt secured by such Liens shall have been incurred within the applicable limitations provided in Section 10.1(b) and (2) at the time of creation, assumption or incurrence of the Debt secured by such Lien and after giving effect thereto and to the application of the proceeds thereof, no Default or Event of Default would exist.
     Section 10.4 Merger, Consolidation, etc. The Company will not, and will not permit any Material Subsidiary to, consolidate with or merge with any other corporation or convey, transfer or lease substantially all of its assets in a single transaction or series of transactions to any Person; provided that:
     (a) Any Material Subsidiary which is a Wholly-Owned Subsidiary may directly or indirectly merge or consolidate with or into, or transfer all or substantially all of its property to, or be a party to an analogous reorganization with the Company or any other Wholly-Owned Subsidiary so long as (i) in any such transaction involving the Company, the Company shall be the surviving or continuing Person and (ii) in any such transaction involving such other Wholly-Owned Subsidiary which is the surviving or continuing Person, such Wholly-Owned Subsidiary, if the non-surviving Material Subsidiary was obligated under the Guaranty Agreement, shall provide to each Noteholder the items described in Sections 9.7 (a) through (d) concurrently with the consummation of such transaction; provided further, that a Material Subsidiary may transfer all or substantially all of its property without complying with the foregoing provisions of this clause (a) if the transfer is in compliance with Section 10.5; and
     (b) the Company may consolidate or merge with or into, or transfer all or substantially all of its property to, or be a party to an analogous reorganization with any other Person if (1) the successor formed by such transaction or the Person that acquires in such transaction substantially all of the assets of the Company as an entirety, as the case may be, (the “Successor”) shall be a solvent Person organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, (2) if the Company is not the Successor, (A) such Successor shall have executed and delivered to each Noteholder its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Note, and (B) such Successor shall have caused to be delivered to each Noteholder an opinion of nationally recognized independent counsel, or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof, and (3) immediately before and after giving effect to such transaction, no Default or Event of Default shall have occurred and be continuing; provided, that no such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor from its liability under this Agreement or the Note.
     Section 10.5 Sale of Assets, etc. Except as permitted under Section 10.4, the Company will not, and will not permit any of its Subsidiaries to, make any Asset Disposition unless:

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     (a) in the good faith opinion of the Company, the Asset Disposition is in exchange for consideration having a Fair Market Value at least equal to that of the property exchanged and is in the best interest of the Company or such Subsidiary; and
     (b) immediately after giving effect to the Asset Disposition, no Default or Event of Default would exist; and
     (c) immediately after giving effect to the Asset Disposition, the Disposition Value of all property that was the subject of any Asset Disposition occurring in the period of four fiscal quarters of the Company then next ending would not exceed 15% of Consolidated Assets as of the end of the then most recently ended fiscal year of the Company; provided, that if the Net Proceeds Amount for any Transfer is applied to a Debt Prepayment Application and/or to a Property Reinvestment Application within 180 days after such Transfer, then such Transfer, only for the purpose of determining compliance with subsection (c) of this Section 10.5 as of a date on or after the Net Proceeds Amount is so applied, shall be deemed not to be an Asset Disposition; provided, however, that if the Asset Disposition is a Transfer of Utility Assets, such Transfer of Utility Assets by the Company shall be deemed not to be an Asset Disposition for such purposes only to the extent the Net Proceeds Amount therefrom is applied to a Debt Prepayment Application and/or to a Utility Property Reinvestment Application within 180 days after such Transfer in accordance with the terms of subsection (d) of this Section 10.5; and
     (d) immediately after giving effect to a Transfer of Utility Assets, the Disposition Value of all property that was the subject of any Transfer of Utility Assets (i) occurring in the period of four fiscal quarters of the Company then next ending would not exceed 10% of Total Utility Plant (the “10% Four Quarter Limit”) as of the end of the then most recently ended fiscal year of the Company, and (ii) occurring after the date of this Agreement through the date of determination would not exceed 25% of Total Utility Plant (the “25% Cumulative Limit”) as of the end of the then most recently ended fiscal year; provided, that if the Net Proceeds Amount for any Transfer is applied to a Utility Property Reinvestment Application within 180 days after such Transfer, then such Transfer, only for purposes of compliance with subsection (d) of this Section 10.5 as of a date on or after the Net Proceeds Amount is so applied, shall be deemed not to be a Transfer of Utility Assets; provided, however, that if the Disposition Value of any property subject to a Transfer of Utility Assets when added to the Disposition Value of other Transfers of Utility Assets pursuant to clause (i) or (ii) of this subsection (d) would be in excess of either or both of the applicable 10% Four Quarter Limit or the 25% Cumulative Limit, then such Transfer shall be deemed not to be a Transfer of Utility Assets for purposes of compliance with subsection (d) of this Section 10.5 only if the Net Proceeds Amount for such Transfer is (A) deposited upon receipt by the Company in a segregated investment account with an institution which is not a creditor of the Company or any of its Subsidiaries (such account being referred to herein as the “Utility Assets Proceeds Account”) and kept therein until application under the following clause (B) and (B) applied directly to a Debt Prepayment Application within 180 days after such Transfer and any remaining Net Proceeds Amount thereafter (such remaining Net Proceeds Amount resulting from one or more holders electing not to receive a Debt Prepayment Application or 2001 Noteholders electing not to receive a 2001 Debt Prepayment Application) are applied to a Utility Property Reinvestment Application within 180 days after such Transfer; provided, for the purposes of the foregoing clauses (A) and (B), any Put Event Funds deposited in the Utility Assets Proceeds Account pursuant to Section 10.5(e) in connection with a Transfer with respect to which a deposit is required under this subsection (d), may be used towards satisfying the deposit requirement in clause (A) hereof and, subject to the provisions of Section 10.5(e), may be applied to a Debt Prepayment Application and/or to a Utility Property Reinvestment Application in accordance with clause (B) hereof; and
     (e) if during any Four Quarter Period which begins on or after the date hereof, the Net Proceeds Amount from any Transfer of Utility Assets when added to the Net Proceeds Amount from any other such Transfers during such Four Quarter Period exceeds 5% of Total Utility Plant as of the most recently ended fiscal year, such Net Proceeds and any other Net Proceeds Amounts from any Transfers occurring thereafter during such Four Quarter Period (collectively, the “Put Event Funds”) shall be deposited into the Utility Assets Proceeds Account and such Put Event Funds together with any other funds in the Utility Assets Proceeds Account (collectively, all such funds so deposited or in the Utility Assets Proceeds Account being “Available Funds”) shall be used to the extent of a Pro Rata Part thereof for the

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repurchase of any Note pursuant to Section 8.3 in connection with either a Transfer of Utility Assets Put Event or a Subsequent Transfer of Utility Assets Put Event (collectively, the “Put Events” or individually a “Put Event”) with the remaining balance of such Available Funds to be used to prepay other Debt of the Company, provided, that if any such Put Event occurs after an offer has been made by the Company for a Debt Prepayment Application or 2001 Debt Prepayment Application, the Available Funds needed to consummate such Debt Prepayment Application or 2001 Debt Prepayment Application shall first be used for such purpose and any remaining Available Funds shall be used to the extent of a Pro Rata Part thereof for the repurchase of Notes resulting from such Put Event pursuant to Section 8.3 with the remaining balance of such Available Funds to be used to prepay other Debt of the Company, provided, further that (i) so long as no Put Event has occurred, Put Event Funds shall be released to the Company at the end of the third fiscal quarter next following the fiscal quarter in which such Put Event Funds were so deposited unless required for application pursuant to Section 10.5(d) and (ii) if a Put Event was exercised and Available Funds remain in the Utility Assets Proceeds Account, such Available Funds shall be released unless required for application pursuant to Section 10.5(d). As used in this Section 10.5(e) the term “Pro Rata Part” means an amount equal to the applicable Available Funds multiplied by a fraction the numerator of which is the outstanding principal amount of the Notes and the denominator of which is the aggregate principal amount of Debt of the Company then outstanding.
     Section 10.6 Transactions with Related Parties. The Company will not and will not permit any Material Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties or the rendering of any service) with any Related Party (other than the Company or another Material Subsidiary), except in the ordinary course of and pursuant to the reasonable requirements of the Company’s or such Material Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Material Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not a Related Party.
     Section 10.7 Benefit of More Restrictive Covenants or More Favorable Terms. If any 2001 Noteholder or any Lender under the Credit Agreement is or becomes entitled to the benefit of any covenant, agreement, event of default or other event which would permit the 2001 Noteholder or the Lender to have the Company Debt obligations it holds purchased by the Company (a “put event”) which is more restrictive on the Company or its Subsidiaries than the covenants, agreements, events of default or put events contained herein or which is more favorable to such 2001 Noteholder or such Lender than the covenants, agreements, events of default or put events contained herein, then such more restrictive or more favorable covenant, agreement, event of default or put event shall be deemed to be incorporated into this Agreement by reference during any period such 2001 Noteholder or such Lender is so entitled thereto without regard to any waivers by the 2001 Noteholder or the Lender with respect thereto and shall remain so incorporated for a period of 30 days after the 2001 Noteholder or the Lender is no longer entitled to the benefit thereof and each Noteholder shall be entitled to the benefits thereof with respect to this Agreement in addition to the existing covenants, agreements, events of default and put events contained herein so long as any Note remains outstanding. The Company shall notify each Noteholder of any such covenant, agreement, event of default or put event, and shall at the request of the Noteholders amend this Agreement to include such covenant, agreement, event of default or put event.
     Section 10.8 Other Agreements. The Company will not and will not permit any Material Subsidiary to enter into any agreement, bond, note or other instrument with or for the benefit of any Person other than a Noteholder which would: (a) be violated or breached by the Company’s performance of its obligations under the Notes or this Agreement, or (b) prohibit any Subsidiary of the Company from paying dividends or distributions on, or redeeming, acquiring or retiring for value, any shares of stock or other ownership interest that the Company holds in such Subsidiary.
     Section 10.9 Restricted Payments. The Company will not and will not permit any Material Subsidiary to either: (a) make any Restricted Payment if any Default or Event of Default shall exist or shall result from the making of such Restricted Payment; or (b) directly or indirectly make any payment on, or redeem, repurchase, defease, or make any sinking fund payment on account of, or any other provision for, or otherwise pay, acquire or retire for value, any Indebtedness of the Company or any Subsidiary that is subordinated in right of payment to the Notes (whether pursuant to its terms or by operation of law), except for regularly-scheduled payments of interest and principal (which shall not include payments contingently required upon occurrence of a change of control or other event) that are not otherwise prohibited hereunder or under the document or agreement stating the terms of such subordination.

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     Section 10.10 Investments. The Company will not and will not permit any Material Subsidiary to acquire for value, make, have or hold any Investments, except:
     (a) Investments outstanding on December 31, 2005 and listed on Schedule 10.10 attached hereto, and any increases or decreases in the value thereof or write-ups, write-downs or write-offs with respect to such Investments;
     (b) Travel advances to officers and employees in the ordinary course of business;
     (c) Investments in readily marketable direct obligations of the United States of America having maturities of one year or less from the date of acquisition;
     (d) Certificates of deposit or bankers’ acceptances, each maturing within one year from the date of acquisition, issued by any commercial bank organized under the laws of the United States or any State thereof which has (i) combined capital, surplus and undivided profits of at least $100,000,000, and (ii) a credit rating with respect to its unsecured indebtedness from a nationally recognized rating service that is satisfactory to the Required Holders;
     (e) Commercial paper maturing within 270 days from the date of issuance and given the highest rating by a nationally recognized rating service;
     (f) Repurchase agreements relating to securities issued or guaranteed as to principal and interest by the United States of America;
     (g) Extensions of credit in the nature of accounts receivable or notes receivable arising from the sale of goods and services in the ordinary course of business;
     (h) Shares of stock, obligations or other securities received in settlement of claims arising in the ordinary course of business;
     (i) Investments outstanding on December 31, 2005 in Subsidiaries by the Company and other Subsidiaries, and Investments by the Company or other Subsidiaries in Persons that will be Subsidiaries upon completion of such Investments;
     (j) Investments not otherwise permitted hereunder which shall not exceed (based on total consideration paid by the Company or a Material Subsidiary): (i) $10,000,000 for any single Investment or series of related Investments in any Person not engaged in one or more of the Company’s and Subsidiaries’ present lines of business, or (ii) $20,000,000 for any single Investment or series of related Investments in any Person that is engaged in one or more of the Company’s and Subsidiaries’ present lines of business, provided that consent of the Required Holders to such Investments in excess of such limit shall not be unreasonably withheld; and
     (k) Any Material Subsidiary may make Investments constituting loans to the Company and provided that no Default or Event of Default shall have occurred and continued, the Company and any Material Subsidiary may make Investments constituting loans to (i) any Material Subsidiaries, or (ii) any Subsidiaries that are not Material Subsidiaries, provided, that such loans to any one Subsidiary shall not exceed $15,000,000 in aggregate principal amounts outstanding at any time.
     Section 10.11 Contingent Liabilities. The Company will not and will not permit any Material Subsidiary to either: (a) endorse, guarantee, contingently agree to purchase or to provide funds for the payment of, or otherwise become contingently liable upon, any obligation of any other Person, except by the endorsement of negotiable instruments for deposit or collection (or similar transactions) in the ordinary course of business, or (b)

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agree to maintain the net worth or working capital of, or provide funds to satisfy any other financial test applicable to, any other Person, except (in the case of (a) or (b) above) for (i) guaranties by the Company of loans to leveraged employee stock ownership plans; (ii) a performance guaranty by the Company of performance by DMI Industries under a certain contract involving aggregate payments of approximately $20,000,000; (iii) guaranties by the Company or any Material Subsidiary of obligations of any Material Subsidiary as lessee under any lease that is not a Capital Lease, (iv) other guaranties limited as to principal of recovery to not more than $10,000,000 in the aggregate; (v) guaranties by Varistar Corporation of the obligations of the Company under the Credit Agreement and (vi) the guaranty by Varistar Corporation of the obligations of the Company in respect of up to $40,000,000 of Insured Senior Notes due October 1, 2017, as described in a Prospectus dated September 11, 2002 and a prospectus supplement dated on or about September 19, 2002.
     Section 10.12 Unconditional Purchase Obligations. The Company will not and will not permit any Material Subsidiary to enter into or be a party to any contract for the purchase or lease of materials, supplies or other property or services if such contract requires that payment be made by it regardless of whether or not delivery is ever made of such materials, supplies or other property or services.
ARTICLE XI
EVENTS OF DEFAULT
     An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
     (b) the Company defaults in the payment of any interest on the Note for more than five Business Days after the same becomes due and payable; or
     (c) the Company defaults (i) in the performance of or compliance with any term contained in Article X or Section 7.1(d) or (ii) in the payment when due of the amount required to be paid by the Company for any purchase of any Notes pursuant to Section 8.3; or
     (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in paragraphs (a), (b) and (c) of this Article XI) and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any Noteholder (any such written notice to be identified as a “notice of default” and to refer specifically to this paragraph (d) of Article XI); or
     (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or by any Subsidiary in the Guaranty Agreement or in any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made; or
     (f) (i) the Company or any Material Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Material Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment; or

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     (g) the Company or any Material Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
     (h) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Material Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Material Subsidiaries, or any such petition shall be filed against the Company or any of its Material Subsidiaries and such petition shall not be dismissed within 60 days; or
     (i) a final judgment or judgments for the payment of money aggregating in excess of $1,000,000 are rendered against one or more of the Company and its Material Subsidiaries and which judgments are not, within 30 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 30 days after the expiration of such stay; or
     (j) default shall occur in the observance or performance of any provision of the Guaranty Agreement or the Guaranty Agreement shall cease to be in full force and effect for any reason, including, without limitation, a final and nonappealable determination by any governmental body or court that the Guaranty Agreement is invalid, void or unenforceable, or any Subsidiary Guarantor or any Additional Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of any provision of, or obligation under, the Guaranty Agreement; or
     (k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC, (iii) the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan, (iv) the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (v) the aggregate benefit liabilities under all of the Plans subject to Title IV of ERISA (other than Multiemployer Plans), determined as of the first day of such Plans’ most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes (but not for other purposes), shall exceed the assets of such Plans by more than $500,000, (vi) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vii) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (viii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and in each case except clause (iii), any such event or events, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or
     (l) a Change of Control Event shall have occurred.
As used in Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

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ARTICLE XII
REMEDIES ON DEFAULT, ETC.
     Section 12.1 Acceleration.
     (a) If an Event of Default with respect to the Company described in paragraph (g) or (h) of Article XI (other than an Event of Default described in clause (i) of paragraph (g) or described in clause (vi) of paragraph (g) by virtue of the fact that such clause encompasses clause (i) of paragraph (g)) has occurred, all Notes shall automatically become immediately due and payable.
     (b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
     (c) If any Event of Default described in paragraph (a) or (b) of Article XI has occurred and is continuing, any Noteholder affected by such Event of Default may at any time, at its option, by notice or notices to the Company, declare any Note held by it to be immediately due and payable.
     Upon any Note becoming due and payable under this Section 12.1, whether automatically or by declaration, such Note will forthwith mature and the entire unpaid principal amount of such Note, plus (i) all accrued and unpaid interest thereon and (ii) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each Noteholder has the right to maintain its investment in the Note free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of a Make-Whole Amount by the Company in the event that a Note is prepaid or is accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     Section 12.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Note has become or has been declared immediately due and payable under Section 12.1, any Noteholder may proceed to protect and enforce its rights by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 12.3 Rescission. At any time after any Note has been declared due and payable pursuant to clause (b) or (c) of Section 12.1, the holders of not less than 51%in principal amount of the Notes then outstanding by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Note, all principal of and Make-Whole Amount, if any, on the Note if the Note is due and payable and is unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Note, at the Default Rate, (b) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Article XVII, and (c) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Note. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 12.4 No Waivers or Election of Remedies, Expenses, etc. No course of dealing and no delay on the part of any Noteholder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such Noteholder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note upon any Noteholder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Article XV, the Company will pay to each Noteholder on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such Noteholder incurred in any enforcement or collection under this Article XII, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

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ARTICLE XIII
REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTE
     Section 13.1 Registration of Note. The Company shall keep at its principal executive office a register for the registration and registration of transfers of the Note. The name and address of the Purchaser, each transfer of the Note, and the name and address of each transferee of the Note shall be registered in such register. Prior to due presentment for registration of transfer, the Persons in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of any Note.
     Section 13.2 Transfer and Exchange of the Note. Upon surrender of any Note at the principal executive office of the Company for registration of transfer or exchange (and in the case of a surrender for registration of transfer (a) duly endorsed or accompanied by a written instrument of transfer duly executed by the registered holder of such Note or its attorney duly authorized in writing and accompanied by the address for notices of each transferee of the Note or a part thereof) and (b) an opinion of counsel or other evidence reasonably satisfactory to the Company to the effect that such disposition will not require registration under the Securities Act and that appropriate action necessary for compliance with the Securities Act and any applicable state, local or foreign law has been taken or a part thereof, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of a Note. Notes shall not be transferred in denominations of less than $1,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $1,000,000. Any transferee of a Note shall, by its acceptance of such Note be deemed to make the same representations to the Company regarding the Note as the Purchaser has made pursuant to Section 6.6.
     Section 13.3 Replacement of the Notes. Upon receipt by the Company of a notice from any Noteholder of the ownership of and the loss, theft, destruction or mutilation of any Note, and
     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Noteholder has a minimum net worth of at least $25,000,000, such Noteholder’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
     (b) in the case of mutilation, upon surrender and cancellation thereof, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
ARTICLE XIV
PAYMENTS ON THE NOTE
     Section 14.1 Place of Payment. Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on any Note shall be made in Fargo, North Dakota at the principal office of the Company. The Company may at any time, by notice to each Noteholder, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

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     Section 14.2 Home Office Payment. So long as the Purchaser or its nominee shall be the holder of the Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on the Note for principal, Make-Whole Amount, if any, and interest by the method and at the address specified in Article XVIII for such purpose, or by such other method or at such other address as the Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of the Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of the Note, the Purchaser shall surrender the Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of the Note held by the Purchaser, the Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender the Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of the Note purchased by the Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchaser has made under this Section 14.2.
ARTICLE XV
EXPENSES, ETC.
     Section 15.1 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of the Purchaser’s special counsel, Cleary Gottlieb Steen & Hamilton LLP, incurred by the Purchaser or a subsequent Noteholder in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Guaranty Agreement or the Note (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Guaranty Agreement or the Note or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Guaranty Agreement or the Note, or by reason of being a holder of the Note, and (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Note. The Company will pay, and will save the Purchaser harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those retained by the Purchaser).
     Section 15.2 Survival. The obligations of the Company under this Article XV will survive the payment or transfer of the Note, the enforcement, amendment or waiver of any provision of this Agreement or the Note, and the termination of this Agreement.
ARTICLE XVI
SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT
     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Note, the purchase or transfer by the Purchaser of the Note or portion thereof or interest therein and the payment of the Note, and may be relied upon by any subsequent holder of the Note, regardless of any investigation made at any time by or on behalf of the Purchaser or any other holder of the Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Note embody the entire agreement and understanding between the Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
ARTICLE XVII
AMENDMENT AND WAIVER
     Section 17.1 Requirements. This Agreement and the Note may be amended, and the observance of any term hereof or of the Note may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the

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provisions of Article I, II, III, IV, V, VI or XXI hereof, or any defined term (as it is used therein), will be effective as to the Purchaser unless consented to by the Purchaser in writing, and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Make-Whole Amount on, the Note, (ii) change the percentage of the principal amount of the Note the holders of which are required to consent to any such amendment or waiver, or (iii) amend any of Articles VIII, XII, XVII or XX, or Sections 9.6, 11(a), or 11(b).
     Section 17.2 Solicitation of Holders of Notes.
     (a) Solicitation. The Company will provide each Noteholder (irrespective of the amount of the Note then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions thereof or of the Note. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Article 17 to each Noteholder promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite Noteholders.
     (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security, to any Noteholder as consideration for or as an inducement to the entering into by any Noteholder of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted, on the same terms, ratably to each Noteholder whether or not such holder consented to such waiver or amendment.
     Section 17.3 Binding Effect, etc. Any amendment or waiver consented to as provided in this Article XVII is binding upon the Purchaser and upon each future holder of the Note and upon the Company without regard to whether the Note has been marked to indicate such amendment or waiver. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of the Note nor any delay in exercising any rights hereunder or under the Note shall operate as a waiver of any rights of such holder.
     Section 17.4 Note Held by Company. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of the Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, any Note directly or indirectly owned by the Company or any of its Affiliates shall be deemed not be outstanding.
ARTICLE XVIII
NOTICES
     All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent to a party at the address specified for such party below, or to such other address as such party shall have specified to the other party in writing:
     If to the Purchaser, to an address to be specified in a separate writing delivered to the Company by the Purchaser on the date of this Agreement.

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      If to the Company:
Otter Tail Corporation
3203 32nd Avenue S.W.
Fargo, North Dakota 58106-9156
Attention: Chief Financial officer
A notice, if to any other holder of the Note, must be sent to such Noteholder at such address as such Noteholder shall have specified to the Company in writing.
      Notices under this Article XVIII will be deemed given only when actually received.
ARTICLE XIX
REPRODUCTION OF DOCUMENTS
     This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by the Purchaser at the Closing (except the Note itself), and (c) financial statements, certificates and other information previously or hereafter furnished to the Purchaser, may be reproduced by the Purchaser by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and the Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by the Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Article XIX shall not prohibit the Company or any other holder of the Note from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
ARTICLE XX
CONFIDENTIALITY
     For the purposes of this Article XX, “Confidential Information” means information delivered to the Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by the Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to the Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by the Purchaser or any Person acting on the Purchaser’s behalf, (c) otherwise becomes known to the Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to the Purchaser under Section 7.1 that are otherwise publicly available. The Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by the Purchaser in good faith to protect confidential information of third parties delivered to the Purchaser, provided that the Purchaser may deliver or disclose Confidential Information to (i) the Purchaser’s directors, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by the Purchaser’s Notes), (ii) the Purchaser’s financial advisors and other professional advisors who are advised of the confidentiality of the Confidential Information, (iii) any other holder of any Note, (iv) any Institutional Investor to which the Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article XX), (v) any Person from which the Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Article XX), (vi) any federal or state regulatory authority having jurisdiction over the Purchaser, (vii) the National Association of Insurance Commissioners or any similar organization, or any nationally recognized rating agency that requires access to information about the Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to the Purchaser, (x) in response to any subpoena or other legal process, upon the request of any court, governmental or regulatory entity or stock exchange, (y) in connection with any litigation to

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which the Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent the Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under the Purchaser’s Notes and this Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Article XX as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Article XX. Notwithstanding the foregoing, if the Purchaser has been requested or is required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any Confidential Information, the Purchaser will promptly notify the Company of such request(s) so that the Company may seek an appropriate protective order or waive the Purchaser’s compliance with the provisions of this Article XX. The Purchaser will cooperate fully with the Company in seeking any protective order. If, in the absence of a protective order or the receipt of a waiver hereunder, the Purchaser is, nonetheless, in the reasonable opinion of its counsel, compelled to disclose Confidential Information, the Purchaser may disclose such information pursuant to such request or requirement without liability hereunder.
ARTICLE XXI
SUBSTITUTION OF PURCHASER
     The Purchaser shall have the right to substitute any one of the Purchaser’s Affiliates as the purchaser of the Note hereunder, by written notice to the Company, which notice shall be signed by both the Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Article VI. Upon receipt of such notice, wherever the word “you” is used in this Agreement (other than in this Article XXI), such word shall be deemed to refer to such Affiliate in lieu of the Purchaser. In the event that such Affiliate is so substituted as the purchaser hereunder and such Affiliate thereafter transfers to the Purchaser the Note then held by such Affiliate, upon receipt by the Company of notice of such transfer, wherever the word “you” is used in this Agreement (other than in this Article XXI), such word shall no longer be deemed to refer to such Affiliate, but shall refer to the Purchaser, and the Purchaser shall have all the rights of the original Purchaser under this Agreement.
ARTICLE XXII
MISCELLANEOUS
     Section 22.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
     Section 22.2 Payments Due on Non-Business Days. Anything in this Agreement or the Note to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on the Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day.
     Section 22.3 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 22.4 Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

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     Section 22.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original but which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by one, but together signed by both, of the parties hereto.
     Section 22.6 Submission to Jurisdiction. Any legal action or proceeding with respect to this Agreement or any document relating thereto shall be brought in the courts of the State of New York located in the Borough of Manhattan, City of New York or of the United States of America for the Southern District of New York and in no other courts, and, by execution and delivery of this Agreement, the Company hereby accepts for itself and in respect of its property generally and unconditionally the jurisdiction of the aforesaid courts. The Company hereby irrevocably and unconditionally waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter to the bringing of any action or proceeding in such respective jurisdiction and waives personal service of any and all process upon it, and consents that all such service of process be made by delivery to it at the address set forth in Article XVIII and that service so made shall be deemed to be completed upon actual receipt.
     Section 22.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
* * * * *

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     If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

OTTER TAIL CORPORATION

By:	/s/ Kevin G. Moug

Name: Kevin G. Moug
Title: Chief Financial Officer and Treasurer

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     The foregoing is hereby agreed to as of the date hereof.

CASCADE INVESTMENT, L.L.C.

By:	/s/ Michael Larson

Name: Michael Larson
Title: Business Manager

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ANNEX A
(to Note Purchase Agreement)
DEFINED TERMS
     Where the character or amount of any asset or liability or item of income or expense is required to be determined or any consolidation or other accounting computation is required to be made for the purposes of this Agreement, the same shall be done in accordance with GAAP, to the extent applicable, except where such principles are inconsistent with the express requirements of this Agreement.
     Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether the action in question is taken directly or indirectly by such Person.
     As used herein, the following terms have the respective meanings set forth below or set forth in the Article or Section hereof following such term:
     “2001 Debt Prepayment Application” means a “Debt Prepayment Application” under and as defined in the 2001 Note Purchase Agreement.
     “2001 Note Purchase Agreement” means the Note Purchase Agreement, dated as of December 1, 2001, as thereafter amended, between the Company and the noteholders named therein pertaining to the $90,000,000 6.63% Senior Notes of the Company due December 1, 2011.
     “2001 Noteholder” means any noteholder named as a party to the 2001 Note Purchase Agreement.
     “Additional Subsidiary Guarantor” is defined in Section 9.7.
     “Asset Disposition” means any Transfer except:
     (a) any
     (i) Transfer from a Subsidiary to the Company or a Wholly-Owned Subsidiary;
     (ii) Transfer from the Company to a Wholly-Owned Subsidiary; and
     (iii) Transfer from the Company to a Subsidiary (other than a Wholly-Owned Subsidiary) or from a Subsidiary to another Subsidiary (other than a Wholly-Owned Subsidiary), which in either case is for Fair Market Value, so long as immediately before and immediately after the consummation of any such Transfer and after giving effect thereto, no Default or Event of Default exists; and
     (b) any Transfer made in the ordinary course of business and involving only property that is either (i) inventory held for sale or (ii) equipment, fixtures, supplies or materials no longer required in the operation of the business of the Company or any of its Subsidiaries or that is obsolete.
     “Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company. Notwithstanding anything to the contrary herein, neither the Purchaser nor any Affiliate of the Purchaser shall be deemed to be an Affiliate of the Company for purposes of this Agreement.
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     “Bonds” shall mean any Bonds issued under the Indenture.
     “Business Day” means (a) for the purposes of Section 8.5 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in Minneapolis, Minnesota or New York, New York are required or authorized to be closed.
     “Capital Lease” means, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capital Lease Obligation” means, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
     “Change of Control Event” means any of the following:
     (a) any Person or group of Persons (other than (i) the Company, (ii) any Subsidiary, (iii) any trustee or other fiduciary holding securities under an employee benefit plan of the Company, (iv) the Purchaser or (v) any Affiliate of the Purchaser beneficially owns (within the meaning of Rule 13d-3 under the Exchange Act) more than 25% of any class of voting stock of the Company; or
     (b) the Company enters into any binding or non-binding agreement with any third party (other than the Purchaser or any Affiliate of the Purchaser) with respect to, or any third party (other than the Purchaser or any Affiliate of the Purchaser) makes a public announcement or filing with the SEC that indicates an intention to enter into, (i) a merger, consolidation, share exchange, recapitalization or other business combination involving the Company and as a result of such merger, consolidation, share exchange, recapitalization or other business combination, a Person other than the Purchaser or any Affiliate of the Purchaser, directly or indirectly, shall acquire a 25% or greater equity interest in or 25% or more of the voting securities or capital stock of, or 25% or more of the Consolidated Assets of the Company or the successor corporation) or (ii) the acquisition by a Person other than the Purchaser or any Affiliate of the Purchaser in any other manner (including by disposition or transfer), directly or indirectly, of 25% or greater equity interest in, 25% or more of the voting securities or capital stock of, or 25% or more of the Consolidated Assets of, the Company.
     “Closing” is defined in Section 3.1.
     “Closing Date” is defined in Section 3.1.
     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Company” means Otter Tail Corporation, a Minnesota corporation, and its successors.
     “Confidential Information” is defined in Article XX.
     “Consolidated Assets” means, at any time, the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries.
     “Consolidated Debt” means, as of any date of determination, the total of all Debt of the Company and its Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP.

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     “Consolidated Income Available for Interest Charges” means, with respect to any period, Consolidated Net Income for such period plus all amounts deducted in the computation thereof on account of (a) Interest Charges and (b) taxes imposed on or measured by income or excess profits.
     “Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Company and its Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Subsidiaries in accordance with GAAP, provided that there shall be excluded:
     (a) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or is merged into or consolidated with the Company or a Subsidiary, and the income (or loss) of any Person, substantially all of the assets of which have been acquired in any manner, realized by such other Person prior to the date of acquisition;
     (b) the income (or loss) of any Person (other than a Subsidiary) in which the Company or any Subsidiary has an ownership interest, except to the extent that any such income has been actually received by the Company or such Subsidiary in the form of cash dividends or similar cash distributions; provided, further, that in any fiscal year there shall not be excluded the first $1,000,000 of any income (or loss) which is not so actually received;
     (c) the undistributed earnings of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary;
     (d) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of income accrued during such period; provided, further, that in any fiscal year there shall not be excluded the first $5,000,000 restored to income from contingency reserves the provisions for which reserves were made out of income accrued during one or more prior fiscal years;
     (e) any aggregate net gain (but not any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation, (i) all non-current assets and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in conjunction with the disposition of fixed assets, and all Securities);
     (f) any gains resulting from any write-up of any assets (but not any loss resulting from any write-down of any assets);
     (g) any gain from the collection of the proceeds of life insurance policies after payment from such proceeds of any related liabilities;
     (h) any gain arising from the acquisition of any Security, or the extinguishment, under GAAP, of any Debt, of the Company or any Subsidiary;
     (i) any net income or gain (but not any net loss) during such period from (i) any change in accounting principles in accordance with GAAP, (ii) any prior period adjustments resulting from any change in accounting principles in accordance with GAAP, (iii) any extraordinary items, or (iv) any discontinued operations or the disposition thereof;
     (j) any deferred credit representing the excess of equity in any Subsidiary at the date of acquisition over the cost of the investment in such Subsidiary; and

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     (k) in the case of a successor to the Company by consolidation or merger or as a transferee of its assets, any earnings of the successor corporation prior to such consolidation, merger or transfer of assets.
     “Consolidated Net Worth” means, at any time,
     (a) the total assets of the Company and its Subsidiaries which would be shown as assets on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP, after eliminating all amounts properly attributable to minority interests, if any, in the stock and surplus of Subsidiaries, minus
     (b) the total liabilities of the Company and its Subsidiaries which would be shown as liabilities on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP.
     “Consolidated Total Capitalization” means, at any time, the sum of Consolidated Net Worth and Consolidated Debt.
     “Credit Agreement” shall mean the Credit Agreement, dated as of April 26, 2006, among the Company, the Banks referenced therein, JPMorgan Chase Bank, N.A., as Syndication Agent, Wells Fargo Bank National Association, as Documentation Agent, and U.S. Bank National Association, as Agent, as amended from time to time, any replacement, additional or successor agreement or agreements thereto and any other bank credit facility or bank credit facilities in which the Company is party in effect from time to time with banks or other lending institutions.
     “Debt” means, with respect to any Person, without duplication,
     (a) its liabilities for borrowed money and its redemption obligations in respect of Redeemable Preferred Stock;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
     (c) its Capital Lease Obligations;
     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
     (e) net liabilities under any interest rate swap, collar or other interest rate hedging agreement;
     (f) undertakings or agreements to reimburse or indemnify issuers of letters of credit other than commercial letters of credit; and
     (g) any Guaranty of such Person with respect to Debt of a type described in any of clauses (a) through (f) hereof, excluding ordinary course endorsements.
     Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
     “Debt Prepayment Application” means, with respect to any Transfer of property, the application by the Company or its Subsidiaries of cash in an amount equal to the Net Proceeds Amount with respect to such Transfer to pay Debt of the Company; provided, (a) that in the course of making such application, the Company shall give to each Noteholder a written offer to prepay each outstanding Note held by such holder at par if made pursuant to

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Section 10.5(c), or at par plus the applicable Make-Whole Amount if made pursuant to Section 10.5(d), in accordance with the following provisions in a principal amount equal to the Ratable Portion of such Note. In connection with an offer to prepay pursuant to Section 10.5(c) only, if any Noteholder fails to accept such an offer of prepayment, then for purposes of the preceding sentence only the Company nevertheless shall be deemed to have paid Debt of the Company in an amount equal to the Ratable Portion for such Note. The offer to prepay shall specify a date for prepayment (the “Proposed Prepayment Date”) not less than 30 days nor more than 45 days after the date of such offer. A Noteholder may accept the offer to prepay by causing a notice of such acceptance to be delivered to the Company not later than 15 days after receipt by such holder of such offer, and a failure by a Noteholder to accept an offer to prepay (i) pursuant to Section 10.5(c) shall constitute a rejection of such offer by such holder, or (ii) pursuant to Section 10.5(d) shall be deemed to constitute an acceptance of such offer by such holder. Upon an acceptance by the holder as set forth above of an offer by the Company to prepay such Notes, the Notes shall become due and payable at par (plus the Make-Whole Amount in cases of a prepayment pursuant to Section 10.5(d)) on the Proposed Prepayment Date for such Notes. “Ratable Portion” for any Note means an amount equal to the product of (x) the Net Proceeds Amount being so applied to the payment of Debt of the Company multiplied by (y) a fraction the numerator of which is the outstanding principal amount of such Note and the denominator of which is the aggregate principal amount of Debt of the Company.
     “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Note or (ii) 2% over the rate of interest publicly announced by Citibank, N.A. in New York, New York as its “base” or “prime” rate.
     “Disposition Value” means, at any time, with respect to any property
     (a) in the case of property that does not constitute Subsidiary Stock, the book value thereof, valued at the time of such disposition in good faith by the Company, and
     (b) in the case of property that constitutes Subsidiary Stock, an amount equal to that percentage of book value of the assets of the Subsidiary that issued such stock as is equal to the percentage that the book value of such Subsidiary Stock represents of the book value of all of the outstanding capital stock of such Subsidiary (assuming, in making such calculations, that all Securities convertible into such capital stock are so converted and giving full effect to all transactions that would occur or be required in connection with such conversion) determined at the time of the disposition thereof, in good faith by the Company.
     “DMI Industries” means DMI Industries, Inc., a North Dakota corporation and a subsidiary of the Company.
     “EBITDA” means, for any period of determination, the consolidated net income of the Company and its Subsidiaries before provision for income taxes, plus, to the extent subtracted in determining consolidated net income, interest expense, depreciation and amortization expense, all as determined in accordance with GAAP, excluding (to the extent included): (a) non-operating gains (including, without limitation, extraordinary or nonrecurring gains, gains from discontinuance of operations and gains arising from the sale of assets other than inventory) during the applicable period; and (b) similar non-operating losses during such period.
     “Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

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     “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.
     “Event of Default” is defined in Article XI.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Exchange Bonds” is defined in Section 9.6.
     “Fair Market Value” means, at any time and with respect to any property, the sale value of such property that would be realized in an arm’s-length sale at such time between an informed and willing buyer and an informed and willing seller (neither being under a compulsion to buy or sell).
     “Four Quarter Period” means a period of four consecutive fiscal quarters of the Company.
     “GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.
     “Governmental Authority” means
     (a) the government of
     (i) the United States of America or any State or other political subdivision thereof, or
     (ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such Indebtedness or obligation or any property constituting security therefor;
     (b) to advance or supply funds (i) for the purchase or payment of such Indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Indebtedness or obligation;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Indebtedness or obligation of the ability of any other Person to make payment of the Indebtedness or obligation; or
     (d) otherwise to assure the owner of such Indebtedness or obligation against loss in respect thereof.

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     In any computation of the Indebtedness or other liabilities of the obligor under any Guaranty, the Indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
     “Guaranty Agreement” is defined in Section 1.3.
     “Hazardous Material” means any and all pollutants, toxic or hazardous wastes or any other substances, including all substances listed in or regulated in any Environmental Law that might pose a hazard to health or safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, regulated, prohibited or penalized by any applicable law (including, without limitation, asbestos, urea formaldehyde foam insulation and polychlorinated biphenyls).
     “holder” means, with respect to a Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “Indebtedness” with respect to any Person means, at any time, without duplication, all obligations, contingent or otherwise, which in accordance with GAAP should be classified upon the Company’s balance sheet as liabilities, but in any event including the following (whether or not they should be classified as liabilities upon such balance sheet):
     (a) its liabilities for borrowed money and its redemption obligations in respect of Redeemable Preferred Stock;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable arising in the ordinary course of business but including all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
     (c) Capital Lease Obligations;
     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
     (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money);
     (f) Swaps of such Person;
     (g) any obligation on account of deposits or advances; and
     (h) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) through (f) hereof.
     For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer.
     “Indenture” means the Indenture of Mortgage dated as of July 1, 1936, as supplemented by 45 supplemental indentures between the Company and U.S. Bank Trust, National Association, as trustee.
     “Institutional Investor” means (a) the Purchaser, (b) any holder of a Note holding more than 5% of the aggregate principal amount of the Notes then outstanding, and (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form.

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     “Interest Charges” means, for any period of determination, the aggregate consolidated amount, without duplication, of interest paid, accrued or scheduled to be paid in respect of any Indebtedness of the Company and its Subsidiaries, including in all cases interest expense determined in accordance with GAAP and (a) all but the principal component of payments in respect of conditional sale contracts, Capital Leases and other title retention agreements, (b) commissions, discounts and other fees charges with respect to letters of credit and bankers’ acceptance financings and (c) net costs under any interest rate swap, collar or other interest rate hedging agreements, in each case determined in accordance with GAAP.
     “Interest Charges Coverage Ratio” means, at any time, the ratio of (a) Consolidated Income Available for Interest Charges for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such time to (b) Interest Charges for such period.
     “Investment” means the acquisition, purchase, making or holding of any stock or other security, any loan, advance, contribution to capital, extension of credit (except for trade and customer accounts receivable for inventory sold or services rendered in the ordinary course of business and payable in accordance with customary trade terms), any acquisitions of real or personal property (other than real and personal property acquired in the ordinary course of business) and any purchase or commitment or option to purchase stock or other debt or equity securities of or any interest in another Person or any integral part of any business or the assets comprising such business or part thereof.
     “Lender” means any “Bank” (as defined in the Credit Agreement) under the Credit Agreement.
     “Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
     “Make-Whole Amount” is defined in Section 8.7.
     “Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.
     “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, or (b) the ability of the Company to perform its obligations under this Agreement and the Note or any Subsidiary Guarantor or Additional Subsidiary Guarantor to perform its obligations under the Guaranty Agreement, or (c) the validity or enforceability of this Agreement or the Note or the Guaranty Agreement.
     “Material Subsidiary” means (a) the Subsidiaries listed on Schedule 1 hereto, and (b) any Subsidiary acquired after the date of this Agreement if the acquisition of such Subsidiary has required consent of the Purchaser under Section 10.10(j) to be deemed permitted under this Agreement.
     “Moody’s” means Moody’s Investors Services Inc.
     “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
     “Net Proceeds Amount” means, with respect to any Transfer of any property by any Person, an amount equal to the difference of
     (a) the aggregate amount of the consideration (valued at the Fair Market Value of such consideration at the time of the consummation of such Transfer) received by such Person in respect of such Transfer, minus

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     ` (b) all ordinary and reasonable out-of-pocket costs and expenses actually incurred by such Person in connection with such Transfer.
     “Note” is defined in Section 1.1.
     “Noteholder” means any holder of the Note.
     “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
     “Permitted Divestitures” means sales of stock or assets, transfers of stock or assets, mergers resulting in divestiture of stock or assets or other divestitures of assets of the Company and its Subsidiaries, which, in the aggregate for all such transactions after December 31, 2005, shall not result in the sale, transfer or other divestiture of stock or assets having a value in excess of 15% of the Consolidated Assets of the Company at the time of determination.
     “Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, or a government or agency or political subdivision thereof.
     “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.
     “Preferred Stock” means, in respect of any corporation, shares of the capital stock of such corporation that are entitled to preference or priority over any other shares of the capital stock of such corporation in respect of payment of dividends or distribution of assets upon liquidation.
     “Priority Debt” means, at any time without duplication, the sum of (a) all Debt of the Company and of any Subsidiaries secured by Liens other than by Liens permitted by Sections 10.3(a) through (g) and (b) all Debt of Subsidiaries and Preferred Stock of Subsidiaries held by entities other than the Company or a Wholly-Owned Subsidiary; provided, that there shall be excluded from the definition of Priority Debt (i) any Debt of a Subsidiary to the Company or a Wholly-Owned Subsidiary, and (ii) the Guaranties of the Subsidiary Guarantors or any Additional Subsidiary Guarantor under (x) the Guaranty Agreement, (y) the Credit Agreement and (z) the 2001 Note Purchase Agreement.
     “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
     “Property Reinvestment Application” means, with respect to any Transfer of property, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company or any Subsidiary of operating assets of the Company or any Subsidiary to be used in the ordinary course of business of such Person.
     “Put Event” is defined in Section 10.5(e).
     “Put Event Funds” is defined in Section 10.5(e).
     “Redeemable” means, with respect to the capital stock of any Person, each share of such Person’s capital stock that is:

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     (a) redeemable, payable or required to be purchased or otherwise retired or extinguished, or convertible into Debt of such Person (i) at a fixed or determinable date, whether by operation of sinking fund or otherwise, (ii) at the option of any Person other than such Person, or (iii) upon the occurrence of a condition not solely within the control of such Person; or
     (b) convertible into other Redeemable capital stock.
     “Related Party” means any Person (other than a Subsidiary): (a) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company; (b) which beneficially owns or holds 5% or more of the equity interest of the Company; or (c) 5% or more of the equity interest of which is beneficially owned or held by the Company or a Subsidiary. As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding anything to the contrary herein, neither the Purchaser nor any Affiliate of the Purchaser shall be deemed to be a Related Party for purposes of this Agreement.
     “Required Holders” means, at any time, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
     “Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.
     “Restricted Payment” means any expenditure by the Company or any Subsidiary for purchase, redemption or other acquisition for value of any shares of the Company’s or any Subsidiary’s stock, payment of any dividend thereon (other than stock dividends and dividends payable solely to the Company), any distribution on, or payment on account of the purchase, redemption, defeasance or other acquisition or retirement for value of, any shares of the Company’s or any Subsidiary’s stock, or the setting aside of any funds for any such purpose (other than payment to, or on account of or for the benefit of, the Company only).
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended from time to time.
     “S&P” means Standard & Poor’s Corporation.
     “Security” shall have the same meaning as in Regulation S-X adopted by the SEC.
     “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
     “Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of the Closing) of the Company.
     “Subsequent Transfer of Utility Assets Put Event” is defined in Section 8.3(c).
     “Subsidiary” means, as to any Person, any corporation, association or other business entity in which such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such entity, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such Person or one or more of its Subsidiaries or such Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

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     “Subsidiary Guarantors” is defined in Section 1.3.
     “Subsidiary Stock” means, with respect to any Person, the stock or other equity (or any options or warrants to purchase stock or other equity or other Securities exchangeable for or convertible into stock or other equity) of any Subsidiary of such Person.
     “Swaps” means, with respect to any Person, payment obligations with respect to interest rate swaps, currency swaps and similar obligations obligating such Person to make payments, whether periodically or upon the happening of a contingency. For the purposes of this Agreement, the amount of the obligation under any Swap shall be the amount determined in respect thereof as of the end of the then most recently ended fiscal quarter of such Person, based on the assumption that such Swap had terminated at the end of such fiscal quarter, and in making such determination, if any agreement relating to such Swap provides for the netting of amounts payable by and to such Person thereunder or if any such agreement provides for the simultaneous payment of amounts by and to such Person, then in each such case, the amount of such obligation shall be the net amount so determined.
     “Total Utility Plant” means, at any time, the total Utility Plant of the Company and its Subsidiaries which would be shown on a consolidated balance sheet of the Company and its Subsidiaries as of such time prepared in accordance with GAAP.
     “Transfer” means, with respect to any Person, any transaction in which such Person sells, conveys, transfers or leases (as lessor) or otherwise disposes of (including a dividend or a distribution other than a regular quarterly cash dividend paid by the Company or a distribution by the Company of additional shares of its common stock) any of its property, including, without limitation, Subsidiary Stock. For purposes of determining the application of the Net Proceeds Amount in respect of any Transfer, the Company may designate any Transfer as one or more separate Transfers each yielding a separate Net Proceeds Amount.
     “Transfer of Utility Assets Put Event” is defined in Section 8.3(e).
     “Utility Assets” means the assets of the Utility Plant.
     “Utility Assets Proceeds Account” is defined in Section 10.5(d).
     “Utility Plant” means all property (including separate and distinct plants, systems and properties), and all permanent improvements, extensions, additions and betterments to or about the plants and properties of the Company and its Subsidiaries which are a part of its electric utility system (including all generating and transmission plants and properties), and are properly chargeable under GAAP as additions to plant account including, without limiting the scope of the foregoing, property of the character described in the preceding provisions of this definition in process of construction or erection, so far as actually constructed or erected.
     “Utility Property Reinvestment Application” means, with respect to any Transfer of Utility Assets, the application of an amount equal to the Net Proceeds Amount with respect to such Transfer to the acquisition by the Company or its Subsidiaries of Utility Assets.
     “Varistar Corporation” shall mean Varistar Corporation, a Minnesota corporation and a subsidiary of the Company.
     “Wholly-Owned Subsidiary” means, at any time, any Subsidiary one hundred percent (100%) of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

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SCHEDULE 1
(to Note Purchase Agreement)
MATERIAL SUBSIDIARIES
1.	BTD Manufacturing, Inc.

2.	DMI Industries, Inc.

3.	DMS Health Technologies, Inc.

4.	DMS Imaging, Inc.

5.	E.W. Wylie Corporation

6.	Idaho Pacific Holdings, Inc.

7.	Midwest Construction Services, Inc.

8.	Northern Pipe Products, Inc.

9.	ShoreMaster, Inc.

10.	T.O. Plastics, Inc.

11.	Varistar Corporation

12.	Vinyltech Corporation
Schedule 1-1

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SCHEDULE 4.9
(to Note Purchase Agreement)
CHANGES IN CORPORATE STRUCTURE
None
Schedule 4.9-1

Execution Copy
SCHEDULE 5.3
(to Note Purchase Agreement)
DISCLOSURE MATERIALS
None
Schedule 5.3-1

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SCHEDULE 5.4
(to Note Purchase Agreement)
SUBSIDIARIES OF THE COMPANY AND OWNERSHIP OF SUBSIDIARY STOCK

				Designated
		Number and Class of Shares Issued		Subsidiary
	State of	and Owned by Otter Tail	Footnote	Guarantor
Company	Organization	Corporation or its Subsidiaries	Ref.	(Yes/No)
AC Equipment, Inc.	Minnesota	100 Shares Common	(3)	No
AWI Acquisition Company Limited	Prince Edward Island Canada	1 Share Common	(8)	No
Aerial Contractors, Inc.	North Dakota	10 Shares Common	(3)	No
AgraWest Investments Limited	Prince Edward	5,000,000 Shares Common	(9)	No
	Island	1,500,000 Shares Class A Preferred
	Canada	1,500,000 Shares Class B Preferred
		1,500 Shares Class C Preferred
Aviva Sports, Inc.	Minnesota	100 Shares Common	(6)	No
BTD Manufacturing, Inc.	Minnesota	200 Shares Common	(1)	Yes
Chassis Liner Corporation**	Minnesota	100 Shares Common	(1)	No
DMI Industries, Inc.	North Dakota	980 Shares Common	(1)	Yes
DMI Canada, Inc.	Canada	1 Share Common	(4)	No
DMS Health Technologies, Inc.	North Dakota	8,500 Shares Class A
		5,100 Shares Class B	(1)	Yes
DMS Imaging, Inc.	North Dakota	1,606 Shares Common Voting	(2)	Yes
DMS — Imaging Partners, LLC**	Delaware		(10)	No
DMS — Imaging Partners II, LLC**	Delaware		(10)	No
DMS Leasing Corporation**	North Dakota	2,500 Shares Common	(2)	No
E. W. Wylie Corporation	North Dakota	100 Shares Common	(1)	Yes
Foley Company	Missouri	50,000 Shares Common	(1)	No
Galva Foam Marine Industries, Inc.	Missouri	100,000 Shares Common	(6)	No
Idaho Pacific Holdings, Inc.	Delaware	10,002 Shares Class A Common (voting)	(1)	Yes
Idaho-Pacific Corporation	Idaho	400 Shares Common	(8)	No
Idaho-Pacific Colorado Corporation	Delaware	100 Shares Common	(8)	No
Lynk3 Technologies, Inc.	Minnesota	100 Shares Common	(3)	No
Midwest Construction Services, Inc.	Minnesota	100 Shares Common	(1)	Yes
Moorhead Electric, Inc.	Minnesota	80 Shares Common	(3)	No
Northern Pipe Products, Inc.	North Dakota	10,000 Shares Common	(1)	Yes
Otter Tail Assurance Limited	Cayman Islands	50,000 Shares Common	(7)	No
Otter Tail Energy Services	Minnesota	1,000 Shares Common	(7)	No
Company, Inc.
Overland Mechanical Services, Inc.	Minnesota	100 Shares Common	(5)	No
Shoreline Industries, Inc.	Minnesota	1,000 Shares Common	(6)	No
ShoreMaster, Inc.	Minnesota	100 Shares Common	(1)	Yes
St. George Steel Fabrication, Inc.**	Utah	1,000 Shares Common	(1)	No
T.O. Plastics, Inc.	Minnesota	100 Shares Common	(1)	Yes
Varistar Corporation	Minnesota	100 Shares Common	(7)	Yes
Ventus Energy Systems, Inc.	Minnesota	100 Shares Common	(3)	No
Vinyltech Corporation	Arizona	100 Shares Common	(1)	Yes

(1) Subsidiary of Varistar Corporation

(2) Subsidiary of DMS Health Technologies, Inc.

(3) Subsidiary of Midwest Construction Services, Inc.

(4) Subsidiary of DMI Industries, Inc.

(5) Subsidiary of Otter Tail Energy Services Company, Inc.

(6) Subsidiary of ShoreMaster, Inc.

(7) Subsidiary of Otter Tail Corporation

(8) Subsidiary of Idaho Pacific Holdings, Inc.

(9) Subsidiary of AWI Acquisition Company Limited

(10) Subsidiary of DMS Imaging, Inc.

** Inactive
Schedule 5.4-1

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SCHEDULE 5.5
(to Note Purchase Agreement)
FINANCIAL STATEMENTS
Quarterly Report on Form 10-Q for the Quarter Ended September 30, 2006*
Quarterly Report on Form 10-Q for the Quarter Ended June 30, 2006*
Quarterly Report on Form 10-Q for the Quarter Ended March 31, 2006*
Annual Report on Form 10-K for the Year Ended December 31, 2005*

*	This information is available on the Company’s website or the SEC website.
Schedule 5.5-1

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SCHEDULE 5.8
(to Note Purchase Agreement)
CERTAIN LITIGATION
None
Schedule 5.8-1

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SCHEDULE 5.11
(to Note Purchase Agreement)
PATENTS, ETC.
None
Schedule 5.11-1

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SCHEDULE 5.15
(to Note Purchase Agreement)
EXISTING INDEBTEDNESS

December 31
(in thousands)	2006
Long-term debt

Senior notes 6.63%, due December 1, 2011	$90,000

Senior debentures 6.375%, due December 1, 2007	50,000

Insured senior notes 5.625%, due October 1, 2017	40,000

Senior notes 6.80%, due October 1, 2032	25,000

Mercer County, North Dakota pollution control refunding revenue bonds 4.85%, due September 1, 2022	20,735

Pollution control refunding revenue bonds, variable, 4.31% at December 31, 2006, due December 1, 2012	10,400

Lombard US Equipment Finance note 6.76%, due October 2, 2010	9,314

Grant County, South Dakota pollution control refunding revenue bonds 4.65%, due September 1, 2017	5,185

Obligations of Varistar Corporation — various up to 9.35% at December 31, 2006	8,424

Total	259,058

Less:

Current maturities	3,125

Unamortized debt discount	497

Total long-term debt	$255,436

Schedule 5.15-1

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SCHEDULE 10.10
(to Note Purchase Agreement)
INVESTMENTS

12/31/2006
Investment in Affordable Housing (OTC)	$2,216,004
Investment in Loan Pools (OTP)	569,053
Investment in Otter Tail Ag (OTP)	500,000
Investment — Moorhead State Lighting (OTESCO)	483,751
Investment — Bank of Butterfield Bond Fund (OTAL)	1,765,075
Investment — Bank of Butterfield Reserve Fund (OTAL)	2,874,974
Note Receivable — Aviva (SMI)	—
Note Receivable — DMS	—
Canadian Bond — CLC (VSC)	4,387
CoBank (St Paul Bank for Coop’s) (VSC)	431,678
Other Miscellaneous (DMS, OTESCO-Overland Inv OTP)	110,138

Amount recorded on external financial statements	$8,955,060

Schedule 10.10-1

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EXHIBIT 1
(to Note Purchase Agreement)
[FORM OF NOTE]
OTTER TAIL CORPORATION
5.778%1 Senior Note due November 30, 2017

No. [ ]	$50,000,000
     FOR VALUE RECEIVED, the undersigned, OTTER TAIL CORPORATION (herein called the “Company”), a corporation organized and existing under the laws of the State of Minnesota, hereby promises to pay to Cascade Investment, L.L.C., or registered assigns, the principal sum of FIFTY MILLION DOLLARS on November 30, 2017, with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance thereof at the rate of 5.778% per annum from the date hereof, payable semiannually, on the last day of each May and November in each year, commencing with the May or November next succeeding the date hereof, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law on any overdue payment (including any overdue prepayment) of principal, any overdue payment of interest and any overdue payment of any Make-Whole Amount (as defined in the Note Purchase Agreement referred to below), payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand), at a rate per annum from time to time equal to the greater of (i) 5.7781% or (ii) 2% over the rate of interest publicly announced by Citibank N.A. from time to time in New York, New York as its “base” or “prime” rate.
     Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of the Company in Fargo, North Dakota or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
     This Note is a Senior Note (herein called the “Note”) issued pursuant to a Note Purchase Agreement, dated as of February 23, 2007 (as from time to time amended, the “Note Purchase Agreement”), between the Company and Cascade Investment, L.L.C., and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have made the representations set forth in Section 6.6 of the Note Purchase Agreement.
     This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, duly endorsed, or accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
     This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
     If an Event of Default, as defined in the Note Purchase Agreement, occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
     All amounts of principal, interest and Make-Whole Amount (as such term is defined in the Note Purchase Agreement) payable with respect to this Note are unconditionally guaranteed by the Subsidiary Guarantors (as such term is defined in the Note Purchase Agreement), under and pursuant to that certain Guaranty Agreement dated as of

[1]	Rate shall be subject to adjustment, if appropriate, as described in Section 1.2 of the Note Purchase Agreement.
Exhibit 1-1

Execution Copy
December 3, 2007 from such Subsidiary Guarantors, all in accordance with the provisions of the Note Purchase Agreement.
     This Note shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principals of the law of such State that would require the application of the laws of a jurisdiction other than such State.

OTTER TAIL CORPORATION
By:
Name:
Title:

Exhibit 1-2

Execution Copy
EXHIBIT 2
(to Note Purchase Agreement)
FORM OF GUARANTY AGREEMENT
Exhibit 2-1

Execution Copy
GUARANTY AGREEMENT
Dated as of December 3, 2007
Re: $50,000,000 5.778% Senior Note
due November 30, 2017
of
Otter Tail Corporation
Exhibit 2-2

Execution Copy
TABLE OF CONTENTS
(Not a part of the Agreement)
ATTACHMENTS TO GUARANTY AGREEMENT:
EXHIBIT A               —   Guaranty Supplement
Exhibit 2-3

Execution Copy
GUARANTY AGREEMENT

Re:	$50,000,000 5.778% Senior Note
due November 30, 2017
of Otter Tail Corporation

     This GUARANTY AGREEMENT dated as of December 3, 2007 (the or this “Guaranty”) is entered into on a joint and several basis by each of the undersigned (which parties are hereinafter referred to individually as a “Guarantor” and collectively as the “Guarantors”)
RECITALS
     A. Each Guarantor, is presently a directly or indirectly wholly-owned subsidiary of Otter Tail Corporation, a Minnesota corporation (the “Company”).
     B. In order to raise funds to refinance existing Debt (as defined in the Note Agreement defined below), the Company has entered into the Note Purchase Agreement dated as of February 23, 2007 (the “Note Agreement”) between the Company and Cascade Investment, L.L.C. (the “Initial Note Purchaser,” together with its permitted successors and assigns, the “Holders”), providing for, among other things, the issue and sale by the Company to the Initial Note Purchaser of the Company’s 5.778% Senior Note due November 30, 2017 in the aggregate principal amount of $50,000,000 (the “Note”).
     C. The Initial Note Purchaser has required as a condition of its purchase of the Note that the Company cause each of the undersigned to enter into this Guaranty and to cause each Subsidiary (as defined in the Note Agreement) which after the Closing (as defined in the Note Agreement) guarantees the Company’s obligations under the 2001 Note Purchase Agreement or the Credit Agreement (as defined in the Note Agreement) (“Additional Subsidiary Guarantor”) to enter into a Guaranty Supplement in substantially the form set forth in Exhibit A hereto (a “Guaranty Supplement”), in each case as security for the Note, and the Company has agreed to cause the Guarantor to execute this Guaranty and to cause each Additional Subsidiary Guarantor to execute a Guaranty Supplement, in each case in order to induce the Initial Note Purchaser to purchase the Note and thereby benefit the Company and its Subsidiaries by providing funds to enable the Company to refinance existing Debt (as further described in the Note Agreement).
     NOW, THEREFORE, as required by Section 4.10 of the Note Agreement and in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, each Guarantor does hereby covenant and agree, jointly and severally as follows:
SECTION 1
DEFINITIONS
     Capitalized terms used herein shall have the meanings set forth in the Note Agreement unless herein defined or the context shall otherwise require.
SECTION 2
GUARANTY OF NOTE AND NOTE AGREEMENT
     (a) Each Guarantor jointly and severally does hereby irrevocably, absolutely and unconditionally guarantee unto the Holders: (1) the full and prompt payment of the principal of, premium, if any, including without limitation the Make-Whole Amount, and interest on the Note from time to time outstanding, as and when such payments shall become due and payable, whether by lapse of time, upon redemption or prepayment, by extension or by acceleration or declaration or otherwise (including (to the extent legally enforceable) interest due on overdue payments of principal, premium, if any, including without limitation the Make-Whole Amount, or interest at the rate set forth in the Note and interest accruing at the then applicable rate provided in the Note after the filing of any
Exhibit 2-4

Execution Copy
petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Company, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) in Federal or other immediately available funds of the United States of America which at the time of payment or demand therefor shall be legal tender for the payment of public and private debts, (2) the full and prompt performance and observance by the Company of each and all of the obligations, covenants and agreements required to be performed or owed by the Company under the terms of the Note and the Note Agreement and (3) the full and prompt payment, upon demand by any Holder, of all costs and expenses, legal or otherwise (including reasonable attorneys’ fees), if any, as shall have been expended or incurred in the protection or enforcement of any rights, privileges or liabilities in favor of the Holders under or in respect of the Note, the Note Agreement or under this Guaranty or in any action in connection therewith or herewith and in each and every case irrespective of the validity, regularity, or enforcement of any of the Note or Note Agreement or any of the terms thereof or any other like circumstance or circumstances.
     (b) The liability of each Guarantor under this Guaranty shall not exceed an amount equal to a maximum amount as will, after giving effect to such maximum amount and all other liabilities of such Guarantor, contingent or otherwise, result in the obligations of such Guarantor hereunder not constituting a fraudulent transfer, obligation or conveyance.
SECTION 3
GUARANTY OF PAYMENT AND PERFORMANCE
     This is a guarantee of payment and performance and each Guarantor hereby waives, to the fullest extent permitted by law, any right to require that any action on or in respect of any Note or the Note Agreement be brought against the Company or any other Person or that resort be had to any direct or indirect security for the Note or for this Guaranty or any other remedy. Any Holder may, at its option, proceed hereunder against any Guarantor in the first instance to collect monies when due, the payment of which is guaranteed hereby, without first proceeding against the Company or any other Person and without first resorting to any direct or indirect security for the Note or for this Guaranty or any other remedy. The liability of each Guarantor hereunder shall in no way be affected or impaired by any acceptance by any Holder of any direct or indirect security for, or other guaranties of, any Debt, liability or obligation of the Company or any other Person to any Holder or by any failure, delay, neglect or omission by any Holder to realize upon or protect any such guarantees, Debt, liability or obligation or any notes or other instruments evidencing the same or any direct or indirect security therefor or by any approval, consent, waiver, or other action taken, or omitted to be taken by any such Holder.
     The covenants and agreements on the part of the Guarantors herein contained shall take effect as joint and several covenants and agreements, and references to the Guarantors shall take effect as references to each of them and none of them shall be released from liability hereunder by reason of the guarantee ceasing to be binding as a continuing security on any other of them.
SECTION 4
GENERAL PROVISIONS RELATING TO THE GUARANTY
     (a) Each Guarantor hereby consents and agrees that any Holder from time to time with or without the assent of any other Guarantor, may without in any manner affecting the liability of any other Guarantor under this Guaranty, and upon such terms and conditions as any such Holder may deem advisable:
(1)	extend in whole or in part (by renewal or otherwise), modify, change, compromise, release or extend the duration of the time for the performance or payment of any Debt, liability or obligation of the Company or of any other Person secondarily or otherwise liable for any Debt, liability or obligations of the Company on the Note, or waive any Default with respect thereto, or waive, modify, amend or change any provision of any other agreement or this Guaranty; or

(2)	sell, release, surrender, modify, impair, exchange or substitute any and all property, of any nature and from whomsoever received, held by, or for the benefit of, any such Holder as direct or indirect security for the payment or performance of any Debt, liability or obligation of the Company or of
Exhibit 2-5

Execution Copy
any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Company on the Note; or

(3)	settle, adjust or compromise any claim of the Company against any other Person secondarily or otherwise liable for any Debt, liability or obligation of the Company on the Note.
     Each Guarantor hereby ratifies and confirms any such extension, renewal, change, sale, release, waiver, surrender, exchange, modification, amendment, impairment, substitution, settlement, adjustment or compromise and that the same shall be binding upon it, and hereby waives, to the fullest extent permitted by law, any and all defenses, counterclaims or offsets which it might or could have by reason thereof, it being understood that such Guarantor shall at all times be bound by this Guaranty and remain liable hereunder.
(b)	Each Guarantor hereby waives, to the fullest extent permitted by law:

(1)	notice of acceptance of this Guaranty by the Holders or of the creation, renewal or accrual of any liability of the Company, present or future, or of the reliance of such Holders upon this Guaranty (it being understood that every Debt, liability and obligation described in Section 2 hereof shall conclusively be presumed to have been created, contracted or incurred in reliance upon the execution of this Guaranty);

(2)	demand of payment by any Holder from the Company or any other Person indebted in any manner on or for any of the Debt, liabilities or obligations hereby guaranteed; and

(3)	presentment for the payment by any Holder or any other Person of the Note or any other instrument, protest thereof and notice of its dishonor to any party thereto and to such Guarantor.
     The obligations of each Guarantor under this Guaranty and the rights of any Holder to enforce such obligations by any proceedings, whether by action at law, suit in equity or otherwise, shall not be subject to any reduction, limitation, impairment or termination, whether by reason of any claim of any character whatsoever or otherwise and shall not be subject to any defense, set-off, counterclaim (other than any compulsory counterclaim), recoupment or termination whatsoever.
(c) The obligations of each Guarantor hereunder shall be binding upon such Guarantor and its successors and assigns, and shall remain in full force and effect irrespective of:

(1)	the genuineness, validity, regularity or enforceability of the Note, the Note Agreement or any other agreement or any of the terms of any thereof, the continuance of any obligation on the part of the Company, or any other Guarantor or any other Person on or in respect of the Note or under the Note Agreement or any other agreement or the power or authority or the lack of power or authority of the Company to issue the Note or the Company to execute and deliver the Note Agreement or any other agreement or of any other Guarantor to execute and deliver this Guaranty or to perform any of its obligations hereunder or the existence or continuance of the Company, any other Guarantor or any other Person as a legal entity; or

(2)	any default, failure or delay, willful or otherwise, in the performance by the Company, any other Guarantor or any other Person of any obligations of any kind or character whatsoever under the Note, the Note Agreement or any other agreement; or

(3)	any creditors’ rights, bankruptcy, receivership or other insolvency proceeding of the Company, any other Guarantor or any other Person or in respect of the property of the Company, any other Guarantor or any other Person or any merger, consolidation, reorganization, dissolution, liquidation, the sale of all or substantially all of the assets of or winding up of the Company, any other Guarantor or any other Person; or

(4)	impossibility or illegality of performance on the part of the Company, any other Guarantor or any other Person of its obligations under the Note, the Note Agreement or any other agreements; or
Exhibit 2-6

Execution Copy
(5)	in respect of the Company, any other Guarantor or any other Person, any change of circumstances, whether or not foreseen or foreseeable, whether or not imputable to the Company, any other Guarantor or any other Person, or other impossibility of performance through fire, explosion, accident, labor disturbance, floods, droughts, embargoes, wars (whether or not declared), civil commotion, acts of God or the public enemy, delays or failure of suppliers or carriers, inability to obtain materials, action of any federal or state regulatory body or agency, change of law or any other causes affecting performance, or any other force majeure, whether or not beyond the control of the Company, any other Guarantor or any other Person and whether or not of the kind hereinbefore specified; or

(6)	any attachment, claim, demand, charge, Lien, order, process, encumbrance or any other happening or event or reason, similar or dissimilar to the foregoing, or any withholding or diminution at the source, by reason of any taxes, assessments, expenses, Debt, obligations or liabilities of any character, foreseen or unforeseen, and whether or not valid, incurred by or against the Company, any Guarantor or any other Person or any claims, demands, charges or Liens of any nature, foreseen or unforeseen, incurred by any Person, or against any sums payable in respect of the Note or under the Note Agreement or this Guaranty, so that such sums would be rendered inadequate or would be unavailable to make the payments herein provided; or

(7)	any order, judgment, decree, ruling or regulation (whether or not valid) of any court of any nation or of any political subdivision thereof or any body, agency, department, official or administrative or regulatory agency of any thereof or any other action, happening, event or reason whatsoever which shall delay, interfere with, hinder or prevent, or in any way adversely affect, the performance by the Company, any Guarantor or any other Person of its respective obligations under or in respect of the Note, the Note Agreement, this Guaranty or any other agreement; or

(8)	the failure of any Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty; or

(9)	any failure or lack of diligence in collection or protection, failure in presentment or demand for payment, protest, notice of protest, notice of default and of nonpayment, any failure to give notice to any Guarantor of failure of the Company, any other Guarantor or any other Person to keep and perform any obligation, covenant or agreement under the terms of the Note, the Note Agreement, this Guaranty or any other agreement or failure to resort for payment to the Company, any other Guarantor or to any other Person or to any other guaranty or to any property, security, Liens or other rights or remedies; or

(10)	the acceptance of any additional security or other guaranty, the advance of additional money to the Company or any other Person, the renewal or extension of the Note or amendments, modifications, consents or waivers with respect to the Note, the Note Agreement or any other agreement, or the sale, release, substitution or exchange of any security for the Note; or

(11)	any merger or consolidation of the Company, any Guarantor or any other Person into or with any other Person or any sale, lease, transfer or other disposition of any of the assets of the Company, any Guarantor or any other Person to any other Person, or any change in the ownership of any shares of the Company, any Guarantor or any other Person; or

(12)	any defense whatsoever that: (i) the Company or any other Person might have to the payment of the Note (principal, premium, if any, including without limitation the Make-Whole Amount, or interest), other than payment thereof in Federal or other immediately available funds, or (ii) the Company or any other Person might have to the performance or observance of any of the provisions of the Note, the Note Agreement or any other agreement, whether through the satisfaction or purported satisfaction by the Company, any other Guarantor or any other Person of its debts due to any cause such as bankruptcy, insolvency, receivership, merger, consolidation, reorganization, dissolution, liquidation, winding-up or otherwise; or
Exhibit 2-7

Execution Copy
(13)	any act or failure to act with regard to the Note, the Note Agreement, this Guaranty or any other agreement or anything which might vary the risk of any Guarantor or any other Person; or

(14)	any other circumstance which might otherwise constitute a defense available to, or a discharge of, any Guarantor or any other Person in respect of the obligations of any Guarantor or other Person under this Guaranty or any other agreement;
provided that the specific enumeration of the above-mentioned acts, failures or omissions shall not be deemed to exclude any other acts, failures or omissions, though not specifically mentioned above, it being the purpose and intent of this Guaranty that the obligations of each Guarantor shall be absolute and unconditional and shall not be discharged, impaired or varied except by the payment of the principal of, premium, if any, including without limitation the Make-Whole Amount, and interest on the Note in accordance with their respective terms whenever the same shall become due and payable as in the Note and the Note Agreement provided and all other sums due and payable under the Note Agreement, at the place specified in and all in the manner and with the effect provided in the Note and the Note Agreement, as each may be amended or modified from time to time. Without limiting the foregoing, it is understood that repeated and successive demands may be made and recoveries may be had hereunder as and when, from time to time, the Company shall default under or in respect of the terms of the Note or the Note Agreement and that notwithstanding recovery hereunder for or in respect of any given default or defaults by the Company under the Note or the Note Agreement, this Guaranty shall remain in full force and effect and shall apply to each and every subsequent default.
     (d) Subject to the limitations under the Note Agreement on the rights of a Holder to transfer or assign the Note, all rights of any Holder may be transferred or assigned at any time and shall be considered to be transferred or assigned at any time or from time to time upon the transfer of such Note whether with or without the consent of or notice to the Guarantors under this Guaranty or to the Company.
     (e) To the extent of any payments made under this Guaranty, each Guarantor shall be subrogated to the rights of the Holder upon whose Note such payment was made, but such Guarantor covenants and agrees that such right of subrogation shall be subordinate in right of payment to the prior indefeasible final payment in cash in full of all amounts due and owing by the Company with respect to the Note and the Note Agreement and by the Guarantors under this Guaranty, and the Guarantors shall not take any action to enforce such right of subrogation, and the Guarantors shall not accept any payment in respect of such right of subrogation, until all amounts due and owing by the Company under or in respect of the Note and the Note Agreement and all amounts due and owing by the Guarantors hereunder have indefeasibly been finally paid in cash in full. If any amount shall be paid to any Guarantor in violation of the preceding sentence at any time prior to the later of the indefeasible payment in cash in full of the Note and all other amounts payable under the Note, the Note Agreement and this Guaranty, such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders to be credited and applied to the amounts due or to become due with respect to the Note and all other amounts payable under the Note Agreement and this Guaranty, whether matured or unmatured. Each Guarantor acknowledges that it has received direct and indirect benefits from the financing arrangements contemplated by the Note Agreement and that the waiver set forth in this paragraph (e) is knowingly made as a result of the receipt of such benefits.
     (f) Each Guarantor agrees that to the extent the Company, any other Guarantor or any other Person makes any payment on any Note, which payment or any part thereof is subsequently invalidated, voided, declared to be fraudulent or preferential, set aside, recovered, rescinded or is required to be retained by or repaid to a trustee, receiver, or any other Person under any bankruptcy code, common law, or equitable cause, then and to the extent of such payment, the obligation or the part thereof intended to be satisfied shall be revived and continued in full force and effect with respect to the Guarantors’ obligations hereunder, as if said payment had not been made. The liability of the Guarantors hereunder shall not be reduced or discharged, in whole or in part, by any payment to any Holder from any source that is thereafter paid, returned or refunded in whole or in part by reason of the assertion of a claim of any kind relating thereto, including, but not limited to, any claim for breach of contract, breach of warranty, preference, illegality, invalidity, or fraud asserted by any account debtor or by any other Person.
     (g) No Holder shall be under any obligation: (1) to marshal any assets in favor of the Guarantors or in payment of any or all of the liabilities of the Company under or in respect of the Note or the obligations of the Guarantors hereunder or (2) to pursue any other remedy that the Guarantors may or may not be able to pursue
Exhibit 2-8

Execution Copy
themselves and that may lighten the Guarantors’ burden, any right to which each Guarantor hereby expressly waives.
     (h) The obligations of each Guarantor under this Guaranty rank pari passu in right of payment with all other Debt of such Guarantor which is not secured or which is not expressly subordinated in right of payment to any other Debt of such Guarantor.
SECTION 5
REPRESENTATIONS AND WARRANTIES OF THE GUARANTORS
     Each Guarantor represents and warrants to each Holder that:
     (a) Such Guarantor is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on (1) the business, operations, affairs, financial condition, assets, properties or prospects of such Guarantor and its subsidiaries, taken as a whole, or (2) the ability of such Guarantor to perform its obligations under this Guaranty, or (3) the validity or enforceability of this Guaranty (herein in this Section 5, a “Material Adverse Effect”). Such Guarantor has the power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Guaranty and to perform the provisions hereof.
     (b) This Guaranty has been duly authorized by all necessary action on the part of such Guarantor, and this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable against such Guarantor in accordance with its terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, obligation or conveyance or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (c) The execution, delivery and performance by such Guarantor of this Guaranty will not (1) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of such Guarantor or any of its subsidiaries under its corporate charter or by-laws, or except for contraventions, breaches or defaults which could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, under any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, or any other agreement or instrument to which such Guarantor or any of its subsidiaries is bound or by which such Guarantor or any of its subsidiaries or any of their respective properties may be bound or affected, (2) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to such Guarantor or any of its subsidiaries or (3) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to such Guarantor or any of its subsidiaries.
     (d) No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by such Guarantor of this Guaranty.
     (e) (1) Except as disclosed in Schedule 5.8 to the Note Agreement, there are no actions, suits or proceedings pending or, to the knowledge of such Guarantor, threatened against or affecting such Guarantor or any of its subsidiaries or any property of such Guarantor or any of its subsidiaries in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
          (2) Neither such Guarantor nor any of its subsidiaries is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation
Exhibit 2-9

Execution Copy
(including without limitation Environmental Laws) of any Governmental Authority, which default or violation, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
     (f) Such Guarantor is solvent, has capital not unreasonably small in relation to its business or any contemplated or undertaken transaction and has assets having a value both at fair valuation and at present fair salable value greater than (i) its debts and liabilities, direct, subordinated, contingent or otherwise and (ii) the amount required to pay its debts as they become due and (iii) the amount that will be required to pay its probable liability on its existing debts and other liabilities, direct, subordinated, contingent or otherwise as they become absolute and matured. Such Guarantor does not intend to incur, or believe that it will incur, debts beyond its ability to pay such debts as they become due. Such Guarantor will not be rendered insolvent by the execution and delivery of, and performance of its obligations under, this Guaranty. Such Guarantor does not intend to hinder, delay or defraud its creditors by or through the execution and delivery of, or performance of its obligations under, this Guaranty.
SECTION 6
AMENDMENTS, WAIVERS AND CONSENTS
     (a) This Guaranty may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively), with (and only with) the written consent of each Guarantor and the Required Holders.
     (b) The Guarantors will provide the Holder with sufficient information, and shall be afforded the opportunity of considering the same for a period of not less than 30 days and shall be supplied by the Guarantors with a brief statement regarding the reasons for any such proposed waiver or amendment, a copy of the proposed waiver or amendment and such other information regarding such amendment as the Holder shall reasonably request to enable it to make an informed decision with respect thereto.
     (c) Any amendment or waiver consented to as provided in this Section 6 applies to the Holder and upon each future holder and upon the Guarantors. No such amendment or waiver will extend to or affect any obligation, covenant or agreement not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Guarantors and the Holder nor any delay in exercising any rights hereunder shall operate as a waiver of any rights of the Holder. As used herein, the term “this Guaranty” and references thereto shall mean this Guaranty as it may from time to time be amended or supplemented.
SECTION 7
SUBMISSION TO JURISDICTION
     Any legal action or proceeding with respect to this Guaranty or any document relating thereto shall be brought in the courts of the State of New York located in the Borough of Manhattan, City of New York or of the United States of America for the Southern District of New York and in no other courts, and, by execution and delivery of this Guaranty, each Guarantor hereby accepts for itself and in respect of its property generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor hereby irrevocably and unconditionally waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any action or proceeding in such respective jurisdiction and waives personal service of any and all process upon it, and consents that all such service of process be made by delivery to it at the address set forth in Section 8 and that service so made shall be deemed to be completed upon actual receipt.
SECTION 8
NOTICES
     All notices and communications provided for hereunder shall be in writing and sent (a) by telefacsimile if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
Exhibit 2-10

Execution Copy
(1)	if to the Initial Note Purchaser, to such Initial Note Purchaser at the address specified for such communications in Article XVIII of the Note Agreement, or at such other address as such Initial Note Purchaser shall have specified to any Guarantor or the Company in writing,

(2)	if to any other Holder, to such Holder at such address as such Holder shall have specified to any Guarantor or the Company in writing, or

(3)	if to any Guarantor, to such Guarantor c/o the Company at 4334 18th Avenue SW, Suite 200, Fargo, North Dakota 58106-9156, or at such other address as such Guarantor shall have specified to the Holders in writing.
Notices under this Section 8 will be deemed given only when actually received.
SECTION 9
MISCELLANEOUS
     (a) No remedy herein conferred upon or reserved to the Holder is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Guaranty now or hereafter existing at law or in equity. No delay or omission to exercise any right or power accruing upon any default, omission or failure of performance hereunder shall impair any such right or power or shall be construed to be a waiver thereof but any such right or power may be exercised from time to time and as often as may be deemed expedient. In order to entitle the Holder to exercise any remedy reserved to it under the Guaranty, it shall not be necessary for the Holder to physically produce the Note in any proceedings instituted by it or to give any notice, other than such notice as may be herein expressly required.
     (b) The Guarantors will pay all sums becoming due under this Guaranty by the method and at the address specified in Section 3.2(a) of the Note Agreement, or by such other reasonable method or at such other address as the Holder shall have from time to time specified to the Guarantors in writing for such purpose, without the presentation or surrender of this Guaranty or the Note.
     (c) Any provision of this Guaranty that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     (d) If the whole or any part of this Guaranty shall be now or hereafter become unenforceable against any one or more of the Guarantors for any reason whatsoever or if it is not executed by any one or more of the Guarantors, this Guaranty shall nevertheless be and remain fully binding upon and enforceable against each other Guarantor as if it had been made and delivered only by such other Guarantors.
     (e) This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Holder and its successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not, so long as any Note remains outstanding and unpaid.
     (f) This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     (g) This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, but excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
Exhibit 2-11

Execution Copy
     IN WITNESS WHEREOF, the undersigned has caused this Guaranty to be duly executed by an authorized representative as of this 3rd day of December, 2007.

BTD MANUFACTURING, INC.

By:

Name: Lauris Molbert
Title: Director

DMI INDUSTRIES, INC.

By:

Name: Lauris Molbert
Title: Director

DMS HEALTH TECHNOLOGIES, INC.

By:

Name: Lauris Molbert
Title: Director

DMS IMAGING, INC.

By:

Name: Lauris Molbert
Title: Director

E.W. WYLIE CORPORATION

By:

Name: Lauris Molbert
Title: Director

IDAHO PACIFIC HOLDINGS, INC.

By:

Name: Lauris Molbert
Title: Director
Exhibit 2-12

Execution Copy

MIDWEST CONSTRUCTION SERVICES, INC.

By:

Name: Lauris Molbert
Title: Director

NORTHERN PIPE PRODUCTS, INC.

By:

Name: Lauris Molbert
Title: Director

SHOREMASTER, INC.

By:

Name: Lauris Molbert
Title: Director

T.O. PLASTICS, INC.

By:

Name: Lauris Molbert
Title: Director

VARISTAR CORPORATION

By:

Name: Lauris Molbert
Title: Director

VINYLTECH CORPORATION

By:

Name: Lauris Molbert
Title: Director
Exhibit 2-13

Execution Copy
EXHIBIT A
(to Guaranty Agreement)
GUARANTY SUPPLEMENT

To	the Holder of the Note of Otter Tail Corporation (the “Company”)
Ladies and Gentlemen:
     WHEREAS, in order to refinance existing indebtedness, the Company issued its 5.778% Senior Note due November 30, 2017 in the aggregate principal amount of $50,000,000 (the “Note”) pursuant to the Note Purchase Agreement dated as of February 23, 2007 (the “Note Agreement”) between the Company and Cascade Investment, L.L.C. (the “Initial Note Purchaser”).
     WHEREAS, as a condition precedent to its purchase of the Note, the Initial Note Purchaser required that certain Subsidiaries of the Company enter into a Guaranty Agreement as security for the Note (the “Guaranty”).
     Pursuant to Section 9.7 of the Note Agreement, the Company has agreed to cause the undersigned,                                         , a corporation organized under the laws of                                           (the “Additional Subsidiary Guarantor”), to execute the Guaranty. In accordance with the requirements of the Guaranty, the Additional Subsidiary Guarantor desires to amend the definition of Guarantor (as the same may have been heretofore amended) set forth in the Guaranty attached hereto so that at all times from and after the date hereof, the Additional Subsidiary Guarantor shall be jointly and severally liable as set forth in the Guaranty for the obligations of the Company under the Note Agreement and Note to the extent and in the manner set forth in the Guaranty.
     The undersigned is the duly elected                                          of the Additional Subsidiary Guarantor, a subsidiary of the Company, and is duly authorized to execute and deliver this Guaranty Supplement to each of you. The execution by the undersigned of this Guaranty Supplement shall evidence its consent to and acknowledgment and approval of the terms set forth herein and in the Guaranty and by such execution the Additional Subsidiary Guarantor shall be deemed to have made in favor of the Holder the representations and warranties set forth in Section 5 of the Guaranty.
     Upon execution of this Guaranty Supplement, the Guaranty shall be deemed to be amended as set forth above. Except as amended herein, the terms and provisions of the Guaranty are hereby ratified, confirmed and approved in all respects.
     Any and all notices, requests, certificates and other instruments (including the Note) may refer to the Guaranty without making specific reference to this Guaranty Supplement, but nevertheless all such references shall be deemed to include this Guaranty Supplement unless the context shall otherwise require.
     Any legal action or proceeding with respect to this Guaranty Supplement or any document relating thereto shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York located in the Borough of Manhattan, City of New York and in no other courts, and, by execution and delivery of this Guaranty Supplement, each Guarantor hereby accepts for itself and in respect of its property generally and unconditionally, the jurisdiction of the aforesaid courts. Each Guarantor hereby irrevocably and unconditionally waives any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens which it may now or hereafter have to the bringing of any action or proceeding in such respective jurisdiction and waives personal service of any and all process upon it, and consents that all such service of process be made by delivery to it at the address set forth in Section 8 of the Guaranty Agreement and that service so made shall be deemed to be completed upon actual receipt.
Exhibit 2-14

Execution Copy
     This Guaranty may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     This Guaranty shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York, but excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
     Dated:                                            ,                     .

[NAME OF ADDITIONAL SUBSIDIARY GUARANTOR]

By:

Name:

Title:

Exhibit 2-15

Execution Copy
EXHIBIT 4.4(a)
(to Note Purchase Agreement)
DESCRIPTION OF OPINION OF DORSEY & WHITNEY LLP
[                      ]
Cascade Investment, L.L.C.
[Address]
Ladies and Gentlemen:
     We have acted as counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with the transactions contemplated by that certain Note Purchase Agreement (the “Note Purchase Agreement”) dated as of February 23, 2007 between the Company and you relating to the issuance and sale by the Company on the date hereof of the Company’s 5.778% Senior Note due November 30, 2017 in the aggregate principal amount of $50,000,000 (the “Note”). This opinion is being delivered to you pursuant to Section 4.4(a) of the Note Purchase Agreement. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Note Purchase Agreement.
     In connection with this opinion, we have examined the following documents:
(a)	The Restated Articles of Incorporation of the Company, as amended, certified by the Secretary of State of the State of Minnesota (the “Articles”);

(b)	The Restated Bylaws of the Company, as amended, certified by its Secretary (the “Bylaws”);

(c)	Resolutions of the Board of Directors of the Company adopted on [ ] (the “Resolutions”), certified by the Secretary of the Company;

(d)	An executed copy of the Note Purchase Agreement;

(e)	An executed copy of the Note;

(f)	An executed copy of the Guaranty Agreement dated as of December 3, 2007 (the “Guaranty Agreement”), entered into by each of the Subsidiary Guarantors; and

(g)	The other documents delivered in connection with the closing of the sale of the Note on the date hereof.
     We also have examined such other documents and reviewed such questions of law as we have considered necessary and appropriate for the purposes of this opinion.
     In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and, except for the opinions given in paragraph (iv) below, that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.
Exhibit 4.4(a)-1

Execution Copy
     Our opinions expressed below as to certain factual matters are qualified as being limited “to our knowledge” or by other words to the same or similar effect. Such words, as used herein, mean that prior to or during the course of this firm’s representation of the Company in connection with the specific transactions contemplated by the Note Purchase Agreement, no contrary information came to the attention of the attorneys currently within our firm who have given substantive attention to matters on behalf of the Company, but not including any constructive or imputed notice of any information. In rendering such opinions, we have not conducted any independent investigation of the Company, consulted with other attorneys in our firm with respect to the matters covered thereby, or reviewed any of our prior files involving the Company. Finally, no inference as to our knowledge with respect to the factual matters upon which we have so qualified our opinions should be drawn from the fact of our representation of the Company.
     Based on the foregoing, we are of the opinion that:
(i)	The Company is a corporation, duly incorporated, validly existing and in good standing under the laws of the State of Minnesota, has the corporate power and the corporate authority to execute and perform the Note Purchase Agreement and to issue the Note and has the corporate power and the corporate authority to conduct the activities in which it is now engaged, as described in [the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006], and is duly licensed or qualified and is in good standing as a foreign corporation in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary, except where the failure to be so licensed or so to qualify or to be in good standing would not result in a Material Adverse Effect.

(ii)	The Note Purchase Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding agreement of the Company enforceable against the Company in accordance with its terms.

(iii)	The Note has been duly authorized, executed and delivered by the Company and constitutes the legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

(iv)	The Guaranty Agreement constitutes a legal, valid and binding agreement of each of the Subsidiary Guarantors named as a party thereto, enforceable against such Subsidiary Guarantor in accordance with its terms.

(v)	No prior approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any Minnesota, New York or federal governmental authority is required to be obtained or made by the Company in connection with the execution and delivery of the Note Purchase Agreement or the Note, except such as have been obtained or made.

(vi)	Neither the issuance and sale of the Note nor the execution, delivery and performance by the Company of the Note Purchase Agreement and the Note (a) conflicts with or results in any breach of any of the provisions of or constitutes a default under or results in the creation or imposition of any lien or encumbrance upon any of the property of the Company pursuant to (1) the provisions of the Articles or Bylaws or (2) any indenture, mortgage, lease, agreement, instrument, license, permit, order, judgment or decree known to us by which the Company is bound or to which its properties and assets are subject, except for any such conflict, breach, default, lien or encumbrance which would not result in a Material Adverse Effect, or (b) results in the contravention of any law, rule or regulation as to which the Company or its properties or assets or any thereof are subject.

(vii)	Assuming the accuracy and performance of, and compliance with, the representations, warranties and agreements of the Company and you in the Note Purchase Agreement, the issuance, sale and delivery of the Note under the circumstances contemplated by the Note Purchase Agreement do not, under existing law, require the registration of the Note under the Securities Act of 1933, as amended, or the qualification of an indenture under the Trust Indenture Act of 1939, as amended.
Exhibit 2-2

Execution Copy
(viii)	The issuance of the Note and the use of the proceeds of the sale of the Note in accordance with the provisions of and contemplated by the Note Purchase Agreement do not violate or conflict with Regulation T, U or X of the Board of Governors of the Federal Reserve System.

(ix)	The Company is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended.
     The opinions set forth above are subject to the following qualifications and exceptions:
(a)	Our opinions above are subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent transfer, statutes of limitation or other similar laws and judicial decisions affecting or relating to the rights of creditors generally.

(b)	Our opinions above are subject to the effect of general principles of equity, including without limitation, concepts of materiality, reasonableness, good faith and fair dealing, estoppel, election of remedies and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law). In addition, the availability of specific performance, injunctive relief, the appointment of a receiver or other equitable remedies is subject to the discretion of the tribunal before which any proceeding therefor may be brought.

(c)	We express no opinion as to the enforceability of provisions in the Note Purchase Agreement to the extent it contains obligations of the Company to pay any prepayment premium, default interest rate or other form of liquidated damages if the payment of such premium, interest rate or damages may be construed as unreasonable in relation to the actual damages or disproportionate to actual damages suffered by the Purchaser as a result of such prepayment or default.

(d)	We express no opinion as to the enforceability of the 2001 Note Purchase Agreement and any Credit Agreement which may be deemed to be incorporated by reference into the Note Purchase Agreement pursuant to Section 10.7 of the Note Purchase Agreement or as to the effect such incorporation may have on the enforceability of the Note Purchase Agreement, the Note or the Guaranty Agreement.

(e)	Our opinion in paragraph (iv) above as to the Guaranty Agreement is subject to the defenses available to a guarantor under applicable law.

(f)	We express no opinion as to the validity, binding effect or enforceability of any provision of the Note Purchase Agreement or the Guaranty Agreement related to choice of law, forum selection or submission to jurisdiction (including, without limitation, any express or implied waiver of any objection to venue in any court or of any objection that a court is an inconvenient forum) to the extent that the validity, binding effect or enforceability of any such provision is to be determined by any court other than a court of the State of New York.
     The opinions expressed above are limited to the laws of the States of Minnesota and New York and the federal laws of the United States and we express no opinion as to the laws of any other jurisdiction.
     The foregoing opinions are being furnished to you solely for your benefit and the benefit of your successors and assigns and may not be relied upon by, nor may copies be delivered to, any other person without our prior written consent.
Very truly yours,
Exhibit 2-3

Execution Copy
EXHIBIT 4.4(b)
(to Note Purchase Agreement)
DESCRIPTION OF OPINION OF GENERAL COUNSEL
OF THE COMPANY
[                      ]
Cascade Investment, L.L.C.
[Address]
Ladies and Gentlemen:
     I have acted as in-house counsel to Otter Tail Corporation, a Minnesota corporation (the “Company”), in connection with the transactions contemplated by that certain Note Purchase Agreement (the “Note Purchase Agreement”) dated as of February 23, 2007 between the Company and you relating to the issuance and sale by the Company on the date hereof of the Company’s 5.778% Senior Note due November 30, 2017 in the aggregate principal amount of $50,000,000 (the “Note”). This opinion is being delivered to you pursuant to Section 4.4(b) of the Note Purchase Agreement. Capitalized terms used herein, except as otherwise specifically defined herein, are used with the same meaning as defined in the Note Purchase Agreement. In connection with this opinion, I have examined the following documents:
(a)	The Articles or Certificate of Incorporation of the Company, each of the Subsidiary Guarantors and each of the Subsidiaries;

(b)	The Bylaws of the Company, each of the Subsidiary Guarantors and each of the Subsidiaries;

(c)	Resolutions of the Board of Directors of each of the Subsidiary Guarantors;

(d)	An executed copy of the Note Purchase Agreement;

(e)	An executed copy of the Note;

(f)	An executed copy of the Guaranty Agreement dated as of December 3, 2007, entered into by each of the Subsidiary Guarantors (the “Guaranty Agreement”); and

(g)	The other documents delivered in connection with the closing of the sale of the Note on the date hereof.
     I also have examined such other documents and reviewed such questions of law as I have considered necessary and appropriate for the purposes of this opinion.
     In rendering my opinions set forth below, I have assumed the authenticity of all documents submitted to me as originals, the genuineness of all signatures (other than the signatures of officers of the Company and the Subsidiary Guarantors) and the conformity to authentic originals of all documents submitted to me as copies. I also have assumed the legal capacity for all purposes relevant hereto of all natural persons (other than officers of the Company and Subsidiary Guarantors) and, with respect to all parties to agreements or instruments relevant hereto other than the Company and Subsidiary Guarantors, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to my opinion, I have relied upon representations and certificates of officers and other employees of the Company (known by me to have authority to make such representations and certifications on behalf of the Company) and its Subsidiaries and certificates of public officials.
Exhibit 4.4(c)-1

Execution Copy
     Based on the foregoing, I am of the opinion that:
(i)	Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and is duly licensed or qualified and is in good standing in each jurisdiction in which the character of the properties owned or leased by it or the nature of the business transacted by it makes such licensing or qualification necessary, except where failure to be so licensed or so to qualify or to be in good standing would not result in a Material Adverse Effect; and all of the issued and outstanding shares of capital stock of each Subsidiary have been duly issued, are fully paid and non-assessable and are owned by the Company, by one or more Subsidiaries, or by the Company and one or more Subsidiaries.

(ii)	No prior approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any North Dakota governmental authority is required to be obtained or made by the Company in connection with the execution and delivery of the Note Purchase Agreement or the Note, except such as have been obtained or made.

(iii)	No prior approval, consent or withholding of objection on the part of, or filing, registration or qualification with, any Minnesota, North Dakota or federal governmental authority is required to be obtained or made by the Subsidiary Guarantors in connection with the execution and delivery of the Guaranty Agreement, except such as have been obtained or made.

(iv)	Each of the Subsidiary Guarantors has the corporate power and authority and is duly authorized to enter into and perform all of its obligations under the Guaranty Agreement and the Guaranty Agreement has been duly authorized, executed and delivered by each of the Subsidiary Guarantors.

(v)	The execution, delivery and performance by each of the Subsidiary Guarantors of the Guaranty Agreements does not (a) conflict with or result in any breach of any of the provisions of or constitute a default under or result in the creation or imposition of any lien or encumbrance upon any of the property of the Company or any Subsidiary Guarantor pursuant to (1) the provisions of the Articles of Incorporation or Bylaws of the Company or any Subsidiary Guarantor or (2) any indenture, mortgage, lease, agreement, instrument, license, permit, order, judgment or decree by which the Company or any Subsidiary Guarantor is bound or to which their properties and assets are subject, except for any such conflict, breach, default, lien or encumbrance which would not result in a Material Adverse Effect, or (b) result in the contravention of any law, rule or regulation as to which the Company or any Subsidiary Guarantor is or their properties or assets or any thereof are subject.

(vi)	There is no litigation pending or, to the best of my knowledge, threatened which in my opinion could reasonably be expected to have a Material Adverse Effect on the Company or any Subsidiary or which would impair the ability of the Company to issue and deliver the Note or to comply with the provisions of the Note Purchase Agreement or of any Subsidiary Guarantor to comply with the provisions of the Guaranty Agreement.
     The opinions expressed above are limited to the laws of the States of Minnesota and North Dakota and the federal laws of the United States and I express no opinion as to the laws of any other jurisdiction.
Exhibit 2-2

Execution Copy
     The foregoing opinions are being furnished to you solely for your benefit and the benefit of your successors and assigns and may not be relied upon by, nor may copies be delivered to, any other person without my prior written consent.
Very truly yours,
George A. Koeck
General Counsel and Corporate Secretary
Exhibit 2-3